                                                                    Exhibit 10.2


                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                              DFF HOLDINGS, INC.,

                           DFF ACQUISITION SUB, INC.,

                                  DODI L.L.C.,

                               DODI FAMILY L.L.C.

                                      AND

                            DODI DEVELOPMENTS L.L.C.



                             DATED JANUARY 17, 1995


                    RELATING TO THE SALE AND PURCHASE OF THE
                          OUTSTANDING CAPITAL STOCK OF

                                   DODI, INC.

                               TABLE OF CONTENTS


                                                                         PAGE
                                                                         ----
ARTICLE I - DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . .    2
       1.1       Action . . . . . . . . . . . . . . . . . . . . . . . .    2
       1.2       Affiliate  . . . . . . . . . . . . . . . . . . . . . .    2
       1.3       Agreement  . . . . . . . . . . . . . . . . . . . . . .    2
       1.4       Asset Transfer Agreement . . . . . . . . . . . . . . .    3
       1.5       Authorizations . . . . . . . . . . . . . . . . . . . .    3
       1.6       Balance Sheet  . . . . . . . . . . . . . . . . . . . .    3
       1.7       Balance Sheet Date . . . . . . . . . . . . . . . . . .    3
       1.8       Closing  . . . . . . . . . . . . . . . . . . . . . . .    3
       1.9       Closing Date . . . . . . . . . . . . . . . . . . . . .    3
       1.10      Code . . . . . . . . . . . . . . . . . . . . . . . . .    3
       1.11      Contracts  . . . . . . . . . . . . . . . . . . . . . .    3
       1.12      Covered Liabilities  . . . . . . . . . . . . . . . . .    3
       1.13      Defects  . . . . . . . . . . . . . . . . . . . . . . .    3
       1.14      Dominick's Group . . . . . . . . . . . . . . . . . . .    4
       1.15      Employee Pension Benefit Plan  . . . . . . . . . . . .    4
       1.16      Employee Welfare Benefit Plan  . . . . . . . . . . . .    4
       1.17      Environmental Laws . . . . . . . . . . . . . . . . . .    4
       1.18      ERISA  . . . . . . . . . . . . . . . . . . . . . . . .    4
       1.19      Evaluation Material  . . . . . . . . . . . . . . . . .    4
       1.20      Excluded Affiliates' Property  . . . . . . . . . . . .    5
       1.21      Excluded Assets  . . . . . . . . . . . . . . . . . . .    5
       1.22      Excluded Dominick's Property . . . . . . . . . . . . .    5
       1.23      Excluded Liabilities . . . . . . . . . . . . . . . . .    5
       1.24      Excluded Subsidiaries  . . . . . . . . . . . . . . . .    6
       1.25      Excluded Properties Leases . . . . . . . . . . . . . .    6
       1.26      Financial Statements . . . . . . . . . . . . . . . . .    6
       1.27      Funded Indebtedness  . . . . . . . . . . . . . . . . .    6
       1.28      Goldman Letter Agreement . . . . . . . . . . . . . . .    6
       1.29      Hazardous Materials  . . . . . . . . . . . . . . . . .    6
       1.30      HSR Act  . . . . . . . . . . . . . . . . . . . . . . .    6
       1.31      Interim Balance Sheet  . . . . . . . . . . . . . . . .    7
       1.32      Interim Balance Sheet Date . . . . . . . . . . . . . .    7
       1.33      Interim Statements . . . . . . . . . . . . . . . . . .    7
       1.34      Leased Real Property . . . . . . . . . . . . . . . . .    7
       1.35      Leases . . . . . . . . . . . . . . . . . . . . . . . .    7
       1.36      Liens  . . . . . . . . . . . . . . . . . . . . . . . .    7
       1.37      Multiemployer Plan . . . . . . . . . . . . . . . . . .    7
       1.38      Other Transaction Documents  . . . . . . . . . . . . .    7

                                                                         Page
                                                                         ----
       1.39      Other Transaction Parties  . . . . . . . . . . . . . .    8
       1.40      Owned Real Property  . . . . . . . . . . . . . . . . .    8
       1.41      Permits  . . . . . . . . . . . . . . . . . . . . . . .    8
       1.42      Personnel  . . . . . . . . . . . . . . . . . . . . . .    8
       1.43      Plans  . . . . . . . . . . . . . . . . . . . . . . . .    8
       1.44      Real Property  . . . . . . . . . . . . . . . . . . . .    8
       1.45      Restructuring Transactions . . . . . . . . . . . . . .    8
       1.46      Shares . . . . . . . . . . . . . . . . . . . . . . . .    8
       1.47      Shareholder Property . . . . . . . . . . . . . . . . .    8
       1.48      Shareholder Lease  . . . . . . . . . . . . . . . . . .    8
       1.49      Software . . . . . . . . . . . . . . . . . . . . . . .    8
       1.50      Stock Encumbrances . . . . . . . . . . . . . . . . . .    9
       1.51      Stock Redemption . . . . . . . . . . . . . . . . . . .    9
       1.52      Subsidiaries . . . . . . . . . . . . . . . . . . . . .    9
       1.53      Taxes  . . . . . . . . . . . . . . . . . . . . . . . .    9
       1.54      Tax Matters Agreement  . . . . . . . . . . . . . . . .    9
       1.55      Tax Survival Period  . . . . . . . . . . . . . . . . .    9
       1.56      Third Party Leases . . . . . . . . . . . . . . . . . .    9
       1.57      Third Party Real Property  . . . . . . . . . . . . . .   10
       1.58      Title Company  . . . . . . . . . . . . . . . . . . . .   10
       1.59      Transactions . . . . . . . . . . . . . . . . . . . . .   10

ARTICLE II - STOCK PURCHASE TRANSACTION . . . . . . . . . . . . . . . .   10

       2.1       Agreement to Purchase and Sell Shares  . . . . . . . .   10
       2.2       Payment of Purchase Price  . . . . . . . . . . . . . .   10
       2.3       Post-Closing Contingent Payment  . . . . . . . . . . .   10
       2.4       Merger Transactions  . . . . . . . . . . . . . . . . .   11
       2.5       Closing  . . . . . . . . . . . . . . . . . . . . . . .   11
       2.6       Alternative Transaction  . . . . . . . . . . . . . . .   11

ARTICLE III - WARRANTIES OF SHAREHOLDERS  . . . . . . . . . . . . . . .   11

       3.1       Authority  . . . . . . . . . . . . . . . . . . . . . .   12
       3.2       Organization and Qualification . . . . . . . . . . . .   12
       3.3       Capital Structure of the Dominick's Group  . . . . . .   13
       3.4       Title to Shares and Stock of Dominick's and the
                 Subsidiaries . . . . . . . . . . . . . . . . . . . . .   13
       3.5       Other Investments  . . . . . . . . . . . . . . . . . .   13
       3.6       Financial Statements . . . . . . . . . . . . . . . . .   14
       3.7       Events Subsequent to the Balance Sheet Date  . . . . .   14
       3.8       Liabilities  . . . . . . . . . . . . . . . . . . . . .   17
       3.9       Accounts and Notes Receivable  . . . . . . . . . . . .   17
       3.10      Inventories  . . . . . . . . . . . . . . . . . . . . .   17

                                                                         Page
                                                                         ----
       3.11      Real Property  . . . . . . . . . . . . . . . . . . . .   17
       3.12      Tangible Personal Property . . . . . . . . . . . . . .   20
       3.13      Contracts  . . . . . . . . . . . . . . . . . . . . . .   20
       3.14      Intellectual Property  . . . . . . . . . . . . . . . .   21
       3.15      Compliance with Law  . . . . . . . . . . . . . . . . .   22
       3.16      Environmental Matters  . . . . . . . . . . . . . . . .   22
       3.17      Litigation . . . . . . . . . . . . . . . . . . . . . .   22
       3.18      No Restrictions; Consents  . . . . . . . . . . . . . .   23
       3.19      Authorizations . . . . . . . . . . . . . . . . . . . .   23
       3.20      Taxes  . . . . . . . . . . . . . . . . . . . . . . . .   23
       3.21      Compensation . . . . . . . . . . . . . . . . . . . . .   25
       3.22      Labor Relations  . . . . . . . . . . . . . . . . . . .   25
       3.23      ERISA and the Plans  . . . . . . . . . . . . . . . . .   26
       3.24      Insurance  . . . . . . . . . . . . . . . . . . . . . .   27
       3.25      Related Party Transactions . . . . . . . . . . . . . .   28
       3.26      Bank Accounts  . . . . . . . . . . . . . . . . . . . .   28
       3.27      No Conflict or Violation . . . . . . . . . . . . . . .   28

ARTICLE IV - WARRANTIES OF PURCHASER AND HOLDINGS . . . . . . . . . . .   29

       4.1       Authority  . . . . . . . . . . . . . . . . . . . . . .   29
       4.2       Organization, Standing and Corporate Authority . . . .   29
       4.3       Holdings Preferred Stock . . . . . . . . . . . . . . .   29
       4.4       Purchase for Investment  . . . . . . . . . . . . . . .   29
       4.5       No Restrictions; Consents  . . . . . . . . . . . . . .   29
       4.6       No Conflict or Violation . . . . . . . . . . . . . . .   30
       4.7       Commitments  . . . . . . . . . . . . . . . . . . . . .   30

ARTICLE V - COVENANTS OF SELLERS  . . . . . . . . . . . . . . . . . . .   30

       5.1       Conduct of Business  . . . . . . . . . . . . . . . . .   30
       5.2       Access Pending Closing . . . . . . . . . . . . . . . .   32
       5.3       Further Assurances and Cooperation . . . . . . . . . .   32
       5.4       Surveys; Title Insurance . . . . . . . . . . . . . . .   32
       5.5       Restructuring Transactions . . . . . . . . . . . . . .   34
       5.6       Excluded Properties Leases . . . . . . . . . . . . . .   34
       5.7       Alternative Proposals  . . . . . . . . . . . . . . . .   34
       5.8       Financial Information  . . . . . . . . . . . . . . . .   34
       5.9       Environmental Reports  . . . . . . . . . . . . . . . .   34
       5.10      Stock Redemption . . . . . . . . . . . . . . . . . . .   35
       5.11      Stock Disposition  . . . . . . . . . . . . . . . . . .   36
       5.12      Closing  . . . . . . . . . . . . . . . . . . . . . . .   36

                                                                         Page
                                                                         ----
ARTICLE VI - COVENANTS OF PURCHASER . . . . . . . . . . . . . . . . . .   36

       6.1       Books and Records  . . . . . . . . . . . . . . . . . .   36
       6.2       Confidentiality  . . . . . . . . . . . . . . . . . . .   36
       6.3       Excluded Properties Leases . . . . . . . . . . . . . .   37
       6.4       Definitive Financing Agreements  . . . . . . . . . . .   37
       6.5       Closing  . . . . . . . . . . . . . . . . . . . . . . .   37

ARTICLE VII - HSR ACT COMPLIANCE  . . . . . . . . . . . . . . . . . . .   37

ARTICLE VIII - CONDITIONS TO OBLIGATION OF PURCHASER TO CLOSE . . . . .   38

       8.1       Warranties . . . . . . . . . . . . . . . . . . . . . .   38
       8.2       Performance  . . . . . . . . . . . . . . . . . . . . .   38
       8.3       Shares . . . . . . . . . . . . . . . . . . . . . . . .   38
       8.4       Corporate Books  . . . . . . . . . . . . . . . . . . .   38
       8.5       Proof of Good Standing . . . . . . . . . . . . . . . .   38
       8.6       Certificate of Sellers . . . . . . . . . . . . . . . .   38
       8.7       Opinion of Counsel . . . . . . . . . . . . . . . . . .   39
       8.8       Title Assurances . . . . . . . . . . . . . . . . . . .   39
       8.9       Restructuring Transactions . . . . . . . . . . . . . .   39
       8.10      Excluded Properties Leases . . . . . . . . . . . . . .   39
       8.11      Stock Redemption . . . . . . . . . . . . . . . . . . .   39
       8.12      Financing  . . . . . . . . . . . . . . . . . . . . . .   39
       8.13      HSR Act  . . . . . . . . . . . . . . . . . . . . . . .   39
       8.14      Regulatory Consents, Authorizations, etc.  . . . . . .   39
       8.15      Injunctions  . . . . . . . . . . . . . . . . . . . . .   40
       8.16      Environmental Reports  . . . . . . . . . . . . . . . .   40
       8.17      Funded Indebtedness  . . . . . . . . . . . . . . . . .   40
       8.18      Stock Exchange Transactions  . . . . . . . . . . . . .   40
       8.19      Further Assurances . . . . . . . . . . . . . . . . . .   40

ARTICLE IX - CONDITIONS TO OBLIGATION OF SELLERS TO CLOSE . . . . . . .   40

       9.1       Warranties . . . . . . . . . . . . . . . . . . . . . .   41
       9.2       Performance  . . . . . . . . . . . . . . . . . . . . .   41
       9.3       Certificate of Officer . . . . . . . . . . . . . . . .   41
       9.4       Opinion of Counsel . . . . . . . . . . . . . . . . . .   41
       9.5       Purchase Price . . . . . . . . . . . . . . . . . . . .   41
       9.6       Restructuring Transactions . . . . . . . . . . . . . .   41
       9.7       Excluded Properties Leases . . . . . . . . . . . . . .   41
       9.8       Stock Redemption . . . . . . . . . . . . . . . . . . .   41
       9.9       HSR Act  . . . . . . . . . . . . . . . . . . . . . . .   41

                                                                         Page
                                                                         ----
       9.10      Regulation Consents, Authorizations, etc.  . . . . . .   41
       9.11      Injunctions  . . . . . . . . . . . . . . . . . . . . .   42
       9.12      Further Assurances . . . . . . . . . . . . . . . . . .   42

ARTICLE X - TERMINATION . . . . . . . . . . . . . . . . . . . . . . . .   42

       10.1      Termination Rights . . . . . . . . . . . . . . . . . .   42
       10.2      Effect of Termination  . . . . . . . . . . . . . . . .   43

ARTICLE XI - SURVIVAL AND INDEMNIFICATION . . . . . . . . . . . . . . .   43

       11.1      Survival . . . . . . . . . . . . . . . . . . . . . . .   43
       11.2      Indemnification by Shareholders  . . . . . . . . . . .   43
       11.3      Indemnification by Purchaser . . . . . . . . . . . . .   44
       11.4      Indemnification Procedures . . . . . . . . . . . . . .   44
       11.5      No Right of Contribution . . . . . . . . . . . . . . .   45
       11.6      Nature of Payments . . . . . . . . . . . . . . . . . .   45
       11.7      Limitations on Indemnification Obligations . . . . . .   45
       11.8      Payment of Indemnification Obligations and Right of
                 Offset . . . . . . . . . . . . . . . . . . . . . . . .   45

ARTICLE XII - SHAREHOLDERS' RESPONSIBILITY; POST CLOSING
                    DISTRIBUTIONS BY SHAREHOLDERS   . . . . . . . . . .   46

       12.1      Joint and Several  . . . . . . . . . . . . . . . . . .   46
       12.2      Net Worth Covenant . . . . . . . . . . . . . . . . . .   46
       12.3      Distributions  . . . . . . . . . . . . . . . . . . . .   46

ARTICLE XIII - POST CLOSING COVENANTS . . . . . . . . . . . . . . . . .   48

       13.1      Tax Matters Agreement  . . . . . . . . . . . . . . . .   48
       13.2      Company Name Change  . . . . . . . . . . . . . . . . .   48
       13.3      Covenant Not to Compete  . . . . . . . . . . . . . . .   48

ARTICLE XIV - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . .   49

       14.1      Entire Agreement . . . . . . . . . . . . . . . . . . .   49
       14.2      Severability . . . . . . . . . . . . . . . . . . . . .   49
       14.3      Notices  . . . . . . . . . . . . . . . . . . . . . . .   49
       14.4      Counterparts . . . . . . . . . . . . . . . . . . . . .   50
       14.5      Governing Law and Venue  . . . . . . . . . . . . . . .   50
       14.6      Successors and Assigns . . . . . . . . . . . . . . . .   51
       14.7      Further Assurances . . . . . . . . . . . . . . . . . .   51
       14.8      Gender, Number and Headings  . . . . . . . . . . . . .   51

                                                                         Page
                                                                         ----
       14.9   Schedules . . . . . . . . . . . . . . . . . . . . . . . .   51
       14.10  Waiver of Provisions  . . . . . . . . . . . . . . . . . .   51
       14.11  Expenses  . . . . . . . . . . . . . . . . . . . . . . . .   51
       14.12  Recitals  . . . . . . . . . . . . . . . . . . . . . . . .   51
       14.13  Knowledge of Sellers  . . . . . . . . . . . . . . . . . .   51
       14.14  No Third Party Beneficiaries  . . . . . . . . . . . . . .   52
       14.15  Broker Fees . . . . . . . . . . . . . . . . . . . . . . .   52
       14.16  Public Announcements  . . . . . . . . . . . . . . . . . .   52

Signature Page  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52

                                  EXHIBITS

1.4              Asset Transfer Agreement
1.25             Excluded Properties leases
1.54             Tax Matters Agreement
8.7              Opinion of Counsel Sellers and the Dominick's Group
9.4              Opinion of Counsel to Purchaser

                                  SCHEDULES

3.2(b)           Organization and Qualification
3.3              Subsidiary Capitalization
3.5              Other Investments
3.6(a)           Financial Statements
3.7              Events Subsequent to the Balance Sheet Date
3.8              Liabilities
3.11(a)          Owned Real Property
3.11(b)          Leased Real Property
3.11(c)          Third Party Real Property
3.11(d)          Condition of Real Property; Compliance
3.11(f)          Real Property Transactions
3.12             Tangible Personal Property
3.13             Contracts
3.14(a)          Intellectual Property Registrations
3.14(b)          Other Intellectual Property
3.14(c)          License Agreements
3.14(d)          Intellectual Property Matters
3.15             Compliance with Law
3.16             Environmental Matters
3.17             Litigation
3.18             No Restrictions; Consents
3.19             Authorizations
3.20             Taxes
3.21             Compensation
3.22             Labor Relations
3.23             ERISA and the Plans
3.24             Insurance
3.25             Related Party Transactions
3.26             Bank Accounts
3.27             No Conflict or Violation

                            STOCK PURCHASE AGREEMENT

                 THIS STOCK PURCHASE AGREEMENT is made and entered into as of this 17th day of January 1995 by and among DFF Holdings, Inc., a Delaware corporation ("HOLDINGS"), DFF Acquisition Sub, Inc., a Delaware corporation ("PURCHASER"), and Dodi L.L.C., a limited liability company organized under the laws of the State of Illinois ("DODI"), Dodi Family L.L.C., a limited liability company organized under the laws of the State of Illinois ("DFLLC"), and Dodi Developments L.L.C., a limited liability company organized under the laws of the State of Illinois ("DDLLC").


                                  INTRODUCTION

                 Dodi, DFLLC (together, the "SELLERS") and DDLLC (together with the Sellers, the "SHAREHOLDERS"), collectively own 100% of the issued and outstanding capital stock of Dodi, Inc., a Delaware corporation (the "COMPANY"), consisting of Series A Non-Cumulative Voting Preferred Stock, $.01 par value per share ("PREFERRED STOCK"), and Common Stock, $.01 par value per share ("COMMON STOCK"). The Company currently owns (a) approximately 96.7% of the issued and outstanding capital stock (the "DOMINICK'S CAPITAL STOCK") of Dominick's Finer Foods, Inc., a Delaware corporation ("DOMINICK'S"), and (b) 100% of the issued and outstanding capital stock of Dodi Developments, Inc. ("DDI") and Dodi Properties, Inc. ("DPI"). The Company, through Dominick's and the directly and indirectly wholly-owned subsidiaries of Dominick's, operates two chains of retail food stores in the greater Chicago, Illinois area.

                 Concurrently herewith, Dodi and Holdings have entered into a separate Stock Exchange Agreement (the "STOCK EXCHANGE AGREEMENT") pursuant to which, immediately prior to the Stock Purchase Transaction (as defined below), Dodi shall contribute 4,156 of the shares of the Common Stock held by it to Holdings in exchange for shares of Holdings 15% Redeemable Exchangeable Cumulative Preferred Stock, Series A (the "HOLDINGS PREFERRED STOCK"), having an initial liquidation preference of $40 million, and having the other terms and conditions set forth in the certificate of designation included as Annex A to the Stock Exchange Agreement (the "STOCK EXCHANGE TRANSACTIONS"). The Holdings Preferred Stock will be entitled to the benefit of certain registration rights as provided in the form of registration rights agreement included as Annex B to the Stock Exchange Agreement (the "REGISTRATION RIGHTS AGREEMENT"). Contemporaneously with the Stock Exchange Transactions, certain affiliates of The Yucaipa Companies and certain other institutional investors (the "NEW EQUITY INVESTORS") will contribute approximately $100 million in cash to Holdings in exchange for shares of its common stock (the "HOLDINGS COMMON STOCK") such that immediately after the contributions by Dodi and the New Equity Investors, the New Equity Investors will own, in the aggregate, more than 80% of the Holdings Common Stock and Dodi will own 100% of the Holdings Preferred Stock.

                 Sellers desire to sell to Purchaser and Purchaser desires to purchase from Sellers, all of the Preferred Stock and all of the Common Stock (after giving effect to the Stock

Exchange Transactions) Sellers hold, on the terms and subject to the conditions set forth in this Agreement (the "STOCK PURCHASE TRANSACTION").

                 At least one business day before the consummation of the Stock Purchase Transaction, the Company will, or, as the case may be, will cause Dominick's to distribute to DDLLC, in exchange for the surrender of all of the Common Stock held by DDLLC, (a) substantially all of the assets of DDI and DPI, subject to all of the liabilities of DDI and DPI, and (b) Dominick's ownership interest in certain parcels of real property.

                 At least one business day before the consummation of the Stock Purchase Transaction and immediately after the transactions described in the preceding paragraph, the Company intends to sell all of the issued and outstanding capital stock of DDI and DPI.

                 In addition, at least one business day before the consummation of the Stock Purchase Transaction, the Company will cause Dominick's to acquire the Dominick's Capital Stock not currently owned by the Company. After giving effect to the foregoing transactions, the Company will own (a) directly 100% of the Dominick's Capital Stock, and (b) indirectly 100% of the issued and outstanding capital stock of Dominick's directly and indirectly wholly-owned subsidiaries.

                 Immediately after the transactions described in the preceding paragraphs, (a) Purchaser will merge with and into the Company, with the Company being the surviving corporation, and (b) DFF Acquisition Sub Two, Inc., a Delaware corporation ("PURCHASER SUB") and a wholly-owned subsidiary of Purchaser, will merge with and into Dominick's, with Dominick's being the surviving corporation (the "MERGER TRANSACTIONS").

                 IT IS, THEREFORE, AGREED:

                                   ARTICLE I

                                  DEFINITIONS

                 In addition to the terms defined above and the other terms defined in the body of this Agreement, the following terms shall have the meanings set forth in this Article I for purposes of this Agreement:

                 1.1 ACTION. The term "ACTION" shall have the meaning set forth in Section 3.17.

                 1.2 AFFILIATE. The term "AFFILIATE" shall mean, with respect to any party, any individual, corporation, partnership, limited liability company or other entity that directly, or through one or more intermediaries, controls or is controlled by or is under common control with, such party.

                 1.3 AGREEMENT. The term "AGREEMENT" shall mean this Stock Purchase Agreement.

                 1.4 ASSET TRANSFER AGREEMENT. The term "ASSET TRANSFER AGREEMENT" shall mean the Asset Transfer Agreement in the form of Exhibit 1.4 hereto, to be entered into at least one business day before the consummation of the Stock Purchase Transaction.

                 1.5 AUTHORIZATIONS. The term "AUTHORIZATIONS" shall have the meaning set forth in Section 3.19.

                 1.6 BALANCE SHEET. The term "BALANCE SHEET" shall mean Dominick's consolidated balance sheet at October 29, 1994.

                 1.7 BALANCE SHEET DATE. The term "BALANCE SHEET DATE" shall mean October 29, 1994.

                 1.8 CLOSING. The term "CLOSING" shall mean the consummation of the Stock Purchase Transaction.

                 1.9 CLOSING DATE. The term "CLOSING DATE" shall mean the date on which the Closing occurs, which date shall be 60 days after the date hereof, or such earlier or later date as of which all of the conditions to Closing shall have been fulfilled or waived, or such other date upon which Purchaser and Sellers may hereafter mutually agree in writing.

                 1.10 CODE. The term "CODE" shall mean the Internal Revenue Code of 1986, as amended.

                 1.11 CONTRACTS. The term "CONTRACTS" shall have the meaning set forth in Section 3.13.

                 1.12 COVERED LIABILITIES. The term "COVERED LIABILITIES" shall mean any and all debts, losses, claims, damages, costs, demands, fines, judgments, contracts (implied and expressed, written and unwritten), penalties, obligations, payments, liabilities of every type and nature actually incurred (including without limitation, those arising out of any Action), together with any reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) incurred in connection with any of the foregoing (including, without limitation, reasonable costs and expenses incurred in investigating, preparing or defending any Action).

                 1.13 DEFECTS. With respect to any parcel of Owned Real Property, the term "DEFECTS" shall mean Liens, claims, exceptions, conditions or matters affecting such parcel, other than: (a) the liens, claims, exceptions, conditions, or matters described on SCHEDULE 3.11(A); (b) the Third Party Leases; (c) real estate taxes and assessments not yet due and payable;
(d) roads and highways, spurs and switch tracks and rights of way of any railroad serving or crossing the Owned Real Property, municipal and zoning ordinances, easements, rights of way, covenants, conditions and restrictions of record and encroachments that do not materially interfere with the conduct of retail operations (or, if not a store, other operations) currently conducted by the Dominick's Group or materially detract from the value of said parcel;

and (e) unrecorded easements for any utilities providing utility service to the Owned Real Property.

                 1.14 DOMINICK'S GROUP. The term "DOMINICK'S GROUP" shall mean the Company, Dominick's and the Subsidiaries, taken as a whole.

                 1.15 EMPLOYEE PENSION BENEFIT PLAN. The term "EMPLOYEE PENSION BENEFIT PLAN" shall mean a plan as defined in Section 3(2) of ERISA, but not including any Multi-Employer Plan.

                 1.16 EMPLOYEE WELFARE BENEFIT PLAN. The term "EMPLOYEE WELFARE BENEFIT PLAN" shall mean a plan as defined in Section 3(1) of ERISA, but not including any Multi-Employer Plan.

                 1.17 ENVIRONMENTAL LAWS. The term "ENVIRONMENTAL LAWS" shall mean any federal, state or local law, statute, ordinance, order, decree, rule or regulation relating to releases, discharges, emissions or disposals to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde, to the treatment, storage, disposal or management of Hazardous Materials, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances, and to the transportation, release or any other use of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq. ("RCRA"), the Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq. ("TSCA"), the Occupational, Safety and Health Act, 29 U.S.C. Section 651, et seq., the Clean Air Act, 42 U.S.C. Section 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802 et seq., ("HMTA") and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001 et seq. ("EPCRA"), and other comparable state laws and all rules, regulations and guidance documents promulgated pursuant thereto or published thereunder.

                 1.18 ERISA. The term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                 1.19 EVALUATION MATERIAL. The term "EVALUATION MATERIAL" shall mean (a) information obtained from reviewing the books and records of any member of the Dominick's Group or DDI or DPI, (b) information obtained from reviewing the assets and properties of the Dominick's Group or DDI or DPI, (c) any other information furnished to either Holdings, Purchaser or their directors, officers, partners, employees, agents, representatives or advisors (whether orally, in writing or in any other form) by any of the Shareholders or any member of the Dominick's Group or DDI or DPI, their representatives, employees, agents or advisors, and (d) all notes, analyses, computations, studies or other documents possessed by either Holdings, Purchaser or their directors, officers, partners, employees, representatives or advisors, whether prepared by Holdings, Purchaser or others, which contain material amounts of any such information. Notwithstanding the foregoing, the term "Evaluation Material" does not include information which (a) is already in Holdings' or Purchaser's possession, provided that such information is not known by Holdings or Purchaser to be subject to a confidentiality agreement with or other obligation of secrecy to any of the Shareholders or any member of the Dominick's Group, (b) becomes generally available to the public other than as a result of a disclosure by Holdings or Purchaser or their directors, officers, partners, employees, agents or advisors, or (c) becomes available to Holdings or Purchaser on a non-confidential basis from a source other than any of the Shareholders or a member of the Dominick's Group or their advisors, provided that such source is not known by Holdings or Purchaser to be bound by a confidentiality agreement with or other obligation of secrecy to any of the Shareholders or a member of the Dominick's Group.

                 1.20 EXCLUDED AFFILIATES' PROPERTY. The term "EXCLUDED AFFILIATES' PROPERTY" shall mean the real estate and other properties defined in the Asset Transfer Agreement as the DDI Property and the DPI Property.

                 1.21 EXCLUDED ASSETS. The term "EXCLUDED ASSETS" shall mean (a) the Excluded Affiliates' Property, the Excluded Dominick's Property, and all other properties and assets transferred to DDLLC pursuant to the Asset Transfer Agreement, and (b) the capital stock of the Excluded Subsidiaries.

                 1.22 EXCLUDED DOMINICK'S PROPERTY. The term "EXCLUDED DOMINICK'S PROPERTY" shall mean the real estate and other properties defined in the Asset Transfer Agreement as the Dominick's Property.

                 1.23 EXCLUDED LIABILITIES. The term "EXCLUDED LIABILITIES" shall mean, collectively, all Covered Liabilities attributable to or arising from (a) the Excluded Assets individually or taken as a whole, except to the extent allocated to Purchaser, the Dominick's Group or any of their Affiliates under the Tax Matters Agreement or allocated to Dominick's under the Asset Transfer Agreement, (b) the Excluded Subsidiaries or the business conducted by either of them prior to or following the Closing Date except to the extent allocated to Purchaser, the Dominick's Group, or any of their Affiliates under the Tax Matters Agreement or allocated to Dominick's under the Asset Transfer Agreement, (c) the transfer of the Excluded Assets and the Excluded Subsidiaries pursuant to the Asset Transfer Agreement except to the extent allocated to Purchaser, the Dominick's Group, or any of their Affiliates under the Tax Matters Agreement or allocated to Dominick's under the Asset Transfer Agreement, (d) all other liabilities assumed by the Shareholders under the Asset Transfer Agreement, and (e) all liabilities of the Company on the Closing Date (other than those referenced in Section 3.6(b)(iii) hereof to the extent allocated to Purchaser, any member of the Dominick's Group or any of their Affiliates under the Tax Matters Agreement), and (f) any liabilities of the Dominick's Group to the minority shareholders of Dominick's or the holders of the stock appreciation rights relating to the Dominick's capital stock in respect of such rights or stock, which, in either case, are outstanding immediately prior to the consummation of the Stock Redemption (other than the obligation of Dominick's to effect the transactions contemplated by Section
5.10 hereof and other than such liabilities and obligations as Holdings, Purchaser, or any member of the Dominick's Group or any of their Affiliates may have as a result of or in connection with its issuance to any such holder of any stock appreciation rights, options, stock, or other security in exchange for all or any portion of such holders' stock appreciation rights or stock), and including liabilities which the Dominick's Group may incur with respect to any obligation it may have to indemnify or reimburse any employee with respect to, or for, any excise tax under Section 4999 of the Code under the employment contracts specified in part 2(f) of SCHEDULE 3.21 (but not any amendments thereto after the Closing Date).

                 1.24 EXCLUDED SUBSIDIARIES. The term "EXCLUDED SUBSIDIARIES" means DDI and DPI.

                 1.25 EXCLUDED PROPERTIES LEASES. The term "EXCLUDED PROPERTIES LEASES" shall mean the Real Estate Leases, each in the form set forth in Exhibit 1.25 hereto, to be entered into contemporaneously with the consummation of the Restructuring Transactions, by and between DDLLC and Dominick's in respect of the Excluded Dominick's Property.

                 1.26 FINANCIAL STATEMENTS. The term "FINANCIAL STATEMENTS" shall mean (a) the Interim Statements, and (b) Dominick's audited consolidated financial statements, including consolidated balance sheet, consolidated statement of income, consolidated statement of changes in stockholders' equity, consolidated statement of cash flows, and all notes thereto, for the fiscal years ended November 2, 1991, October 31, 1992, October 30, 1993, and October 29, 1994, all examined and reported on by Ernst & Young, independent certified public accountants.

                 1.27 FUNDED INDEBTEDNESS. The term "FUNDED INDEBTEDNESS" shall mean the sum of (a) the amount of all long-term debt (including capital lease obligations) of the Dominick's Group, plus (b) the amount of the current portion of the long-term debt (including capital lease obligations) of the Dominick's Group, plus (c) the amount of any other current liabilities of the Dominick's Group which represent indebtedness for borrowed money or other interest bearing obligations.

                 1.28 GOLDMAN LETTER AGREEMENT. The term "GOLDMAN LETTER AGREEMENT" shall mean the letter agreement between Dominick's and Goldman, Sachs & Co. listed in part 1(h)(i) of Schedule 3.13.

                 1.29 HAZARDOUS MATERIALS. The term "HAZARDOUS MATERIALS" shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under Environmental Laws or the release of which is regulated under Environmental Laws. Without limiting the generality of the foregoing, the term includes: "hazardous substances" as defined in CERCLA; "extremely hazardous substances" as defined in EPCRA; "hazardous waste" as defined in RCRA; "hazardous materials" as defined in HMTA; "chemical substance or mixture" as defined in TSCA; crude oil, petroleum products or any fraction thereof; radioactive materials including source, byproduct or special nuclear materials; asbestos or asbestos-containing materials; and radon.

                 1.30 HSR ACT. The term "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                 1.31 INTERIM BALANCE SHEET. The term "INTERIM BALANCE SHEET" shall mean Dominick's unaudited consolidated balance sheet as of November 26, 1994.

                 1.32 INTERIM BALANCE SHEET DATE. The term "INTERIM BALANCE SHEET DATE" shall mean November 26, 1994.

                 1.33 INTERIM STATEMENTS. The term "INTERIM STATEMENTS" shall mean Dominick's unaudited consolidated financial statements, including consolidated balance sheet, consolidated statement of earnings and retained earnings and consolidated statement of changes in financial position, for the four week periods ended November 27, 1993 and November 26, 1994.

                 1.34 LEASED REAL PROPERTY. The term "LEASED REAL PROPERTY" shall mean all real property leased or subleased by any member of the Dominick's Group and all easements and other rights appurtenant thereto, including the Excluded Dominick's Property.

                 1.35 LEASES. The term "LEASES" shall mean the agreements pursuant to which a member of the Dominick's Group holds a possessory interest in any of the Leased Real Property, and all amendments thereto and renewals or extensions thereof.

                 1.36 LIENS. The term "LIENS" shall mean all liens, claims, security interests, options, leases, restrictions, mortgages, pledges, conditional sale or other title retention agreements or other encumbrances affecting any member of the Dominick's Group or any of their respective properties or assets, other than: (a) encumbrances for taxes or governmental charges or assessments or claims, the payment of which is not yet due or which are being contested in good faith by appropriate proceedings; (b) statutory encumbrances of landlords, carriers, warehousers, mechanics, materialmen and other similar persons arising in the ordinary course of business for sums not yet delinquent or being contested in good faith; (c) encumbrances relating to security, escrow or other deposits made in the ordinary course of business; (d) the interests of lessors in properties used or held by the Dominick's Group under leases; (e) roads and highways, spurs and switch tracks and rights of way of any railroad serving or crossing the Real Property, municipal and zoning ordinances, and easements, rights of way, covenants, conditions, and restrictions of record and encroachments that do not materially interfere with the conduct of retail operations (or, if not a store, other operations) currently conducted by the Dominick's Group on any parcel of the Real Property or materially detract from the value of such parcel; and (f) unrecorded easements for any utilities providing utility service to the Real Property, provided that to the extent any such encumbrance described in the preceding clauses (a) through (f) secures payment of a liability of the Dominick's Group, such liability is accrued on the books and records of the Dominick's Group.

                 1.37 MULTIEMPLOYER PLAN. The term "MULTIEMPLOYER PLAN" shall mean a plan as defined in Section 4001(a)(3) of ERISA.

                 1.38 OTHER TRANSACTION DOCUMENTS. The term "OTHER TRANSACTION DOCUMENTS" shall mean the Asset Transfer Agreement and the appendices thereto, the Tax

Matters Agreement, the Excluded Properties Leases, the Stock Exchange Agreement, the Registration Rights Agreement and any other documents contemplated thereby.

                 1.39 OTHER TRANSACTION PARTIES. The term "OTHER TRANSACTION PARTIES" shall mean each person, other than Holdings, Purchaser, Purchaser Sub and the Shareholders, that is a signatory to any of the Other Transaction Documents.

                 1.40 OWNED REAL PROPERTY. The term "OWNED REAL PROPERTY" shall mean all of the real property owned by the Dominick's Group or any member thereof (or, as the case may be, owned by a land trust of which any member of the Dominick's Group is the sole beneficiary), other than the Excluded Dominick's Property, and all easements and other rights appurtenant thereto.

                 1.41 PERMITS. The term "PERMITS" shall mean the permits, inspections, licenses and other authorizations required under Environmental Laws.

                 1.42 PERSONNEL. The term "PERSONNEL" shall have the meaning set forth in Section 3.7(d).

                 1.43 PLANS. The term "PLANS" shall mean any Employee Pension Benefit Plan or any Employee Welfare Benefit Plan.

                 1.44 REAL PROPERTY. The term "REAL PROPERTY" shall mean all of the Leased Real Property, Owned Real Property and Third Party Real Property.

                 1.45 RESTRUCTURING TRANSACTIONS. The term "RESTRUCTURING TRANSACTIONS" shall mean the distribution to the Company and the assignment, conveyance and distribution or sale by the Company, to DDLLC or a transferee or transferees designated by DDLLC, of the Excluded Assets, all in accordance with the Asset Transfer Agreement.

                 1.46 SHARES. The term "SHARES" shall mean all of the issued and outstanding shares of Preferred Stock and Common Stock of the Company held by the Shareholders, together with all rights incident thereto.

                 1.47 SHAREHOLDER PROPERTY. The term "SHAREHOLDER PROPERTY" shall mean any of the Leased Real Property which, after giving effect to the Stock Purchase Transaction and Restructuring Transactions, is directly or indirectly owned by any Shareholder (or Affiliate thereof) or any other real property directly or indirectly owned by any Shareholder (or Affiliate thereof) that is hereafter leased to any member of the Dominick's Group.

                 1.48 SHAREHOLDER LEASE. The term "SHAREHOLDER LEASE" shall mean the agreement pursuant to which a member of the Dominick's Group holds a possessory interest in any of the Shareholder Property.

                 1.49 SOFTWARE. The term "SOFTWARE" shall mean all of the computer software owned or used by the Dominick's Group in the conduct of its business.

                 1.50 STOCK ENCUMBRANCES. The term "STOCK ENCUMBRANCES" shall mean all Liens, ownership claims, pledges, security interests, options, redemption agreements, restrictions on voting rights or other incidents of ownership, prior assignments, other restrictions, liabilities, obligations, charges, encumbrances and claims other than restrictions on transfer imposed under applicable federal and state securities laws.

                 1.51 STOCK REDEMPTION. The term "STOCK REDEMPTION" shall mean the purchase by Dominick's of the 8,600 shares of Dominick's Capital Stock not owned by the Company as of the date hereof, and the discharge and satisfaction by Dominick's of all rights of the holders of stock appreciation rights relating to Dominick's Capital Stock, all in accordance with the requirements of Section 5.10.

                 1.52 SUBSIDIARIES. The term "SUBSIDIARIES" shall mean Dominick's Finer Foods, Inc. of Illinois, Dodi Hazelcrest, Inc., Kohl's of Bloomingdale, Inc., Jerry's Deep Discount Centers, Inc., and Save-It Discount Foods Corporation.

                 1.53 TAXES. The term "TAXES" shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, impositions or other similar government charges, including, without limitation, income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, commercial rent or withholding, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty or other taxes, including interest, penalties and additions thereto.

                 1.54 TAX MATTERS AGREEMENT. The term "TAX MATTERS AGREEMENT" shall mean the Tax Matters Agreement in the form of EXHIBIT 1.54 hereto, to be entered into contemporaneously with the consummation of the Stock Purchase Transaction.

                 1.55 TAX SURVIVAL PERIOD. The term "TAX SURVIVAL PERIOD" shall mean the period from the Closing Date until the date which is one month following the latest of (a) the date upon which liability to which any claim regarding Taxes pursuant to this Agreement and the Tax Matters Agreement may relate is barred by all applicable statutes of limitations (after taking into account any extensions thereto made in accordance with the Tax Matters Agreement), (b) the date upon which any claim for refund or credit related to any such claim is barred by all applicable statutes of limitations (after taking into account any extension thereto made in accordance with the Tax Matters Agreement), and (c) with respect to any Covered Liabilities arising from Taxes for which indemnity is being sought under Article XI hereof at the expiration of the periods described in the preceding clauses (a) and (b), the date of a final determination in such proceeding with respect to such indemnification claim.

                 1.56 THIRD PARTY LEASES. The term "THIRD PARTY LEASES" shall mean the leases or other agreements for Third Party Real Property as listed on SCHEDULE 3.11(C), and all amendments thereto and renewals or extensions thereof.

                 1.57 THIRD PARTY REAL PROPERTY. The term "THIRD PARTY REAL PROPERTY" shall mean those portions of the Owned Real Property and Leased Real Property that are leased or licensed, subleased or sublicensed, respectively, by the Dominick's Group to a third party.

                 1.58 TITLE COMPANY. The term "TITLE COMPANY" shall mean Lawyers Title Insurance Corporation or such other title insurance company as is selected by Sellers and is reasonably acceptable to Purchaser.

                 1.59 TRANSACTIONS. The term "TRANSACTIONS" shall mean the Stock Purchase Transaction and the transactions provided for under the Other Transaction Documents.


                                   ARTICLE II

                           STOCK PURCHASE TRANSACTION

                 2.1 AGREEMENT TO PURCHASE AND SELL SHARES. Subject to the terms and conditions set forth in this Agreement, on the Closing Date DFLLC shall sell the Preferred Stock and Dodi shall sell 35,843 shares of the Common Stock, respectively, to Purchaser, and Purchaser shall purchase the Preferred Stock and Common Stock from DFLLC and Dodi, respectively, free and clear of any Stock Encumbrances.

                 2.2 PAYMENT OF PURCHASE PRICE. Subject to the terms and conditions set forth in this Agreement, on the Closing Date Purchaser shall pay $344,865,000 to Sellers, of which (a) an amount equal to $6,600,000 shall be paid to DFLLC in consideration for its sale of the Preferred Stock to Purchaser, and (b) an amount equal to $338,265,000 shall be paid to Dodi in consideration for its sale of 35,843 shares of the Common Stock to Purchaser. Purchaser shall make such payments by bank wire transfer of immediately available funds to the accounts designated in writing by DFLLC and Dodi, respectively.

                   2.3      POST-CLOSING CONTINGENT PAYMENT.

                 (a) On the first business day after the Closing Date, Holdings shall cause the Dominick's Group to pay to Dodi an amount equal to the Company's cash balances determined immediately prior to the Closing. Holdings shall cause the Dominick's Group to make such payment by bank wire transfer of immediately available funds to the account designated in writing by Dodi.

                 (b) As soon as practicable following the Closing Date, and in no event more than 90 days thereafter, the Purchaser will prepare a statement itemizing the out-of-pocket expenses of the Dominick's Group incurred or accrued subsequent to the Balance Sheet Date in connection with the Transactions. To the extent that the aggregate amount of such expenses exceeds $2,500,000 (but excluding the fee (but not the reimbursable expenses) payable to Goldman, Sachs & Co. pursuant to the Goldman Letter Agreement), Dodi will pay the amount of such excess to Dominick's. To the extent that the aggregate amount of such expenses is less than $2,500,000, Purchaser will cause the Dominick's

         Group to pay the difference between such lesser amount and $2,500,000 to Dodi. Any such payments shall be made by bank wire transfer of immediately available funds to the account designated in writing by the person entitled to the receipt thereof within ten business days after Dodi's receipt of the aforesaid statement.

                 (c) On the fifth business day after the later to occur of the first anniversary of the Closing Date or the date on which the funds referred to below are released from the trust related thereto, Holdings shall cause the Dominick's Group to pay to Dodi an amount equal to the product of (i) .60 multiplied by (ii) the amount, if any, by which $7,250,000 exceeds the out-of-pocket costs of the compensation and benefits paid or payable by Dominick's to its senior executive officers pursuant to the agreements identified in part 2(f) of SCHEDULE 3.21 (but not any amendments thereto after the Closing
         Date), to the extent such compensation and benefits are paid or payable by reason of an employee's separation from service with Dominick's within one year following the Closing Date. Holdings shall cause the Dominick's Group to make such payment by bank wire transfer of immediately available funds to the account designated in writing by Dodi.

                 (d) Any payments made pursuant to this Section 2.3 shall be adjustments to the purchase price for the Shares.

                 2.4 MERGER TRANSACTIONS. Immediately following the consummation of the Stock Purchase Transaction, Holdings shall cause the Merger Transactions to be completed.

                 2.5 CLOSING. The Closing shall take place at the offices of Jenner & Block, One IBM Plaza, Chicago, Illinois 60611, at 10:00 A M., local time, on the Closing Date, or at such other location as the parties shall agree.

                 2.6 ALTERNATIVE TRANSACTION. At the election of Purchaser, the Stock Purchase Transaction may be restructured to such other form of transaction as Purchaser may determine to be appropriate; provided that in the reasonable judgment of the Shareholders any such other form of transaction does not result in any consequences to the Shareholders which are less favorable to the Shareholder than the consequences which would have resulted from the Stock Purchase Transaction, and further provided that appropriate conforming changes to this Agreement and the Other Transaction Documents satisfactory to the Shareholders are made.


                                  ARTICLE III

                           WARRANTIES OF SHAREHOLDERS

                 The Shareholders hereby represent and warrant to Purchaser, jointly and severally, as of the date hereof and as of the Closing Date, as follows:

                 3.1      AUTHORITY.

                 (a) Each of the Shareholders is a limited liability company duly organized and validly existing under the laws of the State of Illinois. The execution, delivery, and performance of this Agreement and the Other Transaction Documents and the consummation of the Transactions by each of the Shareholders has been duly authorized by all necessary action on the part of the members and managers of each of the Shareholders. This Agreement has been duly executed on behalf of each Shareholder and constitutes the valid and binding agreement of each Shareholder, enforceable against each Shareholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights, or the availability of equitable remedies.

                 (b) The execution, delivery, and performance of the Other Transaction Documents and the consummation of the transactions contemplated thereby by each of the Shareholders and Other Transaction Parties has been duly authorized by all necessary action on the part of the members and managers of each of the Shareholders a party thereto and the officers, board of directors and shareholders of each of the Other Transaction Parties a party thereto. The Other Transaction Documents, when duly executed and delivered on behalf of each of the Shareholders and Other Transaction Parties a party thereto, will constitute valid and binding agreements of each of them, enforceable against each such Shareholder and Other Transaction Party in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights, or the availability of equitable remedies.

                    3.2      ORGANIZATION AND QUALIFICATION.

                 (a) Each member of the Dominick's Group is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and possesses all necessary corporate power and authority to (i) engage in the business in which it is presently engaged, (ii) own all property currently owned by it,
         (iii) lease all of the property currently used by it under lease, and
         (iv) perform its obligations under the Other Transaction Documents applicable to it. Sellers have caused the Dominick's Group to make available to Purchaser complete and correct copies of the Certificate or Articles of Incorporation and By-laws, as amended to date, and minute books of each member of the Dominick's Group.

                 (b) Each member of the Dominick's Group is duly qualified and in good standing in the jurisdictions in which the nature of its business and properties requires such qualification as a foreign corporation, except where the failure to so qualify would not have a material adverse effect on the business or financial condition of the Dominick's Group. SCHEDULE 32(B) sets forth with respect to each member of the Dominick's Group the jurisdictions in which such member is incorporated and currently qualified to do business as a foreign corporation.

                 3.3      CAPITAL STRUCTURE OF THE DOMINICK'S GROUP.

                 (a) The authorized capital stock of the Company consists solely of (i) 100,000 shares of Common Stock, of which 40,000 shares are outstanding and (ii) 100,000 shares of Preferred Stock, of which 66,000 shares are outstanding. All of the issued and outstanding Shares of Common Stock and Preferred Stock of the Company are validly issued, and fully paid and non-assessable. Other than the Restructuring Transactions, there is no obligation binding upon the Company to issue, sell, redeem, purchase or exchange any of its capital stock or any right relating thereto.

                 (b) The authorized capital stock of Dominick's consists solely of (i) 300,000 shares of common stock, $.10 par value per share, of which 263,600 shares are outstanding as of the date hereof, and 255,000 of which are owned of record by the Company, and (ii) 50,000 shares of Series B preferred stock, $.10 par value per share, none of which are outstanding. All of the issued and outstanding shares of capital stock of Dominick's are validly issued, fully paid and non-assessable. Other than the Stock Redemption and stock appreciation rights described in SCHEDULE 3.21, there is no obligation binding upon Dominick's or any other member of the Dominick's Group to issue, sell, redeem, purchase or exchange any of the Dominick's Capital Stock or any right relating thereto.

                 (c) SCHEDULE 3.3 sets forth the capitalization of each Subsidiary.

                 3.4 TITLE TO SHARES AND STOCK OF DOMINICK'S AND THE SUBSIDIARIES. The Shareholders own beneficially and of record all of the issued and outstanding shares of Preferred Stock and Common Stock, and on the Closing Date assuming completion of the Restructuring Transactions, DFLLC and Dodi will own beneficially and of record all of the issued and outstanding shares of Preferred Stock and Common Stock, respectively, and DFLLC and Dodi shall transfer to Purchaser at the Closing, good, valid and marketable title to the Preferred Stock and Common Stock free and clear of any Stock Encumbrances. The Company owns beneficially and of record 255,000 of the issued and outstanding shares of the Dominick's Capital Stock free and clear of any Stock Encumbrances and on the Closing Date and after giving effect to the Stock Redemption, the Company will own beneficially and of record all of the issued and outstanding capital stock of Dominick's free and clear of any Stock Encumbrances. Dominick's or one of the Subsidiaries owns beneficially and of record all of the issued and outstanding capital stock of each of the Subsidiaries free and clear of any Stock Encumbrances. There is no obligation binding upon any of such Subsidiaries, or any other member of the Dominick's Group, to issue, sell, redeem, purchase or exchange any of such Subsidiaries' capital stock or any right relating thereto.

                 3.5      OTHER INVESTMENTS.  Except as set forth on SCHEDULE
3.5 and except for Dominick's, the Subsidiaries, DDI and DPI and the Excluded Affiliates' Property, neither the Company nor any other member of the Dominick's Group has any direct or indirect subsidiaries and does not own, either directly or indirectly, any capital stock or other equity or ownership interest in any corporation, partnership, limited liability company, association, trust, joint venture or other entity.

                 3.6      FINANCIAL STATEMENTS.

                 (a) SCHEDULE 3.6(A) contains a true copy of the Financial Statements. Except as set forth on SCHEDULE 3.6(A): (i) all of the Financial Statements have been prepared from, and are consistent with, the books and records of Dominick's and the Subsidiaries, (all of which books and records are true and correct), and (ii) all of the Financial Statements fairly present the financial position, as of the date indicated, and the results of operations and other financial information included therein, for the periods indicated, of Dominick's and the Subsidiaries on a consolidated basis, and were prepared in accordance with generally accepted accounting principles, consistently applied; provided, that it is understood that the Interim Financial Statements remain subject to customary year-end audit adjustments in accordance with the past practices of Dominick's.

                 (b) The Company has, or as of the Closing Date will have, no assets or liabilities (absolute, accrued, contingent or otherwise) other than (i) cash, (ii) 255,000 shares of the Dominick's Capital Stock, (iii) the capital stock of DDI and DPI, and (iv) the income tax liabilities of the Dominick's Group, DDI and DPI as a consolidated or combined group.

                 3.7 EVENTS SUBSEQUENT TO THE BALANCE SHEET DATE. Except as set forth on SCHEDULE 3.7, there has not been since the Balance Sheet Date:

                 (a) Any damage, destruction, loss or forfeiture (whether or not covered by insurance) materially and adversely affecting (i) any store, office, plant, warehouse or other operating facility or any other material properties or assets of the Dominick's Group, or (ii) the business or financial condition of the Dominick's Group;

                 (b) Any sale or transfer of any assets or properties, other than in the ordinary course of business, which individually or in the aggregate are material to the business of the Dominick's Group;

                 (c) Any direct or indirect redemption, purchase or other acquisition by any member of the Dominick's Group of any capital stock of itself or any other member of the Dominick's Group, or any declaration, set aside or payment of any dividend or distribution on the capital stock of any member of the Dominick's Group;

                 (d) (i) Except for normal periodic increases in the ordinary course of business consistent with past practice, any increase in the compensation payable or to become payable by any member of the Dominick's Group to any of its officers, employees or agents whose total compensation for services rendered to any member of the Dominick's Group is currently at an annual rate of more than $80,000 (collectively "PERSONNEL"), (ii) any bonus, incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any of the Personnel, (iii) any employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by any member of the Dominick's Group for any Personnel except pursuant to the existing plans and arrangements described in the

         Schedules hereto or (iv) any new employment agreement to which any member of the Dominick's Group is a party;

                 (e) Any incurrence by any member of the Dominick's Group of any indebtedness for borrowed money or of any other indebtedness or of any liability in respect thereof, or any commitment by any member of the Dominick's Group for such incurrence, except for the incurrence of unsecured current liabilities (other than for borrowed money) and borrowings under the existing revolving credit facilities in the ordinary course of business;

                 (f) Any contractual commitment by any member of the Dominick's Group to any third party, other than as provided in this Agreement or arising in the ordinary course of business, relating to
         (i) any material portion of the property, assets or business of the Dominick's Group, (ii) the acquisition or disposition of any material portion of the property or assets of the Dominick's Group, or (iii) the acquisition or disposition of any real estate, other than renewals of Leases in the ordinary course of business;

                 (g) Any transaction, other than at arm's length in the ordinary course of business pursuant to agreements identified on
         SCHEDULE 3.25 hereto, between any member of the Dominick's Group, on the one hand, and any stockholder, director, officer or Affiliate of any member of the Dominick's Group, on the other hand, or any waiver or surrender by any member of the Dominick's Group of any valuable right or property other than for fair consideration;

                 (h) Any unusual or novel method of transacting the business of the Dominick's Group which has had, or is reasonably likely to have, a material adverse effect on the assets or properties, liabilities, financial condition or results of operations of the Dominick's Group;

                 (i) Any change in any accounting procedures or practices by the Dominick's Group;

                 (j) Any material adverse change in the assets or properties, liabilities, financial condition, results of operations or prospects of the Dominick's Group whether or not covered by insurance;

                 (k) Any addition to or modification of the employee benefit plans, arrangements or practices described in the Schedules hereto affecting employees other than (i) contributions made for the year ended October 29, 1994 in accordance with the normal practices of the Dominick's Group, or (ii) the extension of coverage to other employees who became eligible after the Balance Sheet Date;

                 (l) Any forgiveness of any indebtedness due any member of the Dominick's Group in excess of $50,000 or waiver of any rights of substantial value to the Dominick's Group, whether or not in the ordinary course of business;

                 (m) Any amendment, cancellation or termination of any Contract, license or other instrument material to the Dominick's Group;

                 (n) Any capital expenditures in excess of $100,000 (in the aggregate) or the execution of any lease involving annual payments in excess of $50,000 or any incurring of liability therefor by the Dominick's Group, involving payments not reflected in the budget provided to Purchaser on the date hereof;

                 (o) Any failure to repay any material obligation of any member of the Dominick's Group, except in the ordinary course of business or where such failure would not have a material adverse effect on the business or financial condition of the Dominick's Group;

                 (p) Any failure to operate the business of the Dominick's Group in the ordinary course so as to use reasonable efforts to preserve the business intact, to keep available to Purchaser the services of the Personnel, and to preserve for Purchaser the goodwill of the Dominick's Group's suppliers, customers and others having business relations with it except where such failure would not have a material adverse effect on the business or financial condition of the Dominick's Group;

                 (q) The creation or incurrence of any Lien on any assets of the Dominick's Group, material singly or in the aggregate, except purchase money mortgages arising in the ordinary course of business;

                 (r) Any issuance by any member of the Dominick's Group of, or commitment by any member of the Dominick's Group to issue, any shares of stock or other equity securities or obligations or securities convertible into or exchangeable for shares of stock or other equity securities;

                 (s) Any payment, discharge or satisfaction of any liabilities other than the payment, discharge or satisfaction (i) in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date, and (ii) of other liabilities involving $100,000 or less singly and $500,000 or less in the aggregate;

                 (t) Any new collective bargaining agreement or any amendment or other modification of any existing collective bargaining agreement;

                 (u) Any transfer of assets or liabilities or any other material transaction between any member of the Dominick's Group, on the one hand, and the Excluded Subsidiaries or any other Affiliate (other than another member of the Dominick's Group) of the Dominick's Group or the Shareholders, on the other hand;

                 (v) Any agreement by any member of the Dominick's Group to do any of the foregoing, except as expressly contemplated by this Agreement or the Other Transaction Documents; or

                 (w) Any other event or condition of any character which in any one case or in the aggregate has materially adversely affected, or any event or condition known to Sellers (other than matters of general public knowledge relating to general economic conditions or the supermarket industry as a whole) which it is reasonable to expect will, in any one case or in the aggregate, materially adversely affect in the future, the condition (financial or otherwise), assets, liabilities, working capital, reserves, earnings, business or prospects of the Dominick's Group.

                 3.8 LIABILITIES. Except as set forth on SCHEDULE.3.8 or on any of the other Schedules hereto, the Dominick's Group does not have any material liabilities of a type normally reflected on a balance sheet (including in the notes thereto) prepared in accordance with generally accepted accounting principles that (a) if existing on the Balance Sheet Date, are not reflected on the Balance Sheet, or (b) if existing on the Interim Balance Sheet Date, are not reflected on the Interim Balance Sheet, or (c) if arising since the Interim Balance Sheet Date, have not arisen in the ordinary course of business since the Interim Balance Sheet Date.

                 3.9 ACCOUNTS AND NOTES RECEIVABLE. The accounts and notes receivable of the Dominick's Group reflected on the Interim Balance Sheet and the Balance Sheet and the accounts and notes receivable arising since the Interim Balance Sheet Date and the Balance Sheet, respectively, arose from bona fide transactions in the ordinary course of business.

                 3.10 INVENTORIES. The aggregate inventories reflected on the Balance Sheet were properly stated therein and were valued in accordance with the normal valuation policy of the Dominick's Group, consistently applied and in accordance with generally accepted accounting principles. All items of inventory reflected on the Balance Sheet, were acquired in the ordinary course of business and as of the date thereof were usable and saleable in the ordinary course of business of the Dominick's Group, except for normal shrinkage, spoilage, and obsolescence. The inventories reflected on the books and records of the Dominick's Group, considered in the aggregate, do not overstate the inventories that would be verified by a physical inventory as of the date of such records.

                 3.11     REAL PROPERTY.

                 (a) OWNED REAL PROPERTY. SCHEDULE 3.11(A) lists all of the Owned Real Property. The Dominick's Group has good and marketable fee simple title to the Owned Real Property (or, as the case may be, the entire beneficial interest in the land trust holding title thereto) free and clear of all Liens, subject only to the exceptions set forth on SCHEDULE 3.11(A) and the Third Party Leases.


                 (b) LEASED REAL PROPERTY. SCHEDULE 3.11(B) lists all of the Leased Real Property. The Dominick's Group's interest in each parcel of Leased Real Property is a leasehold interest under a Lease. Sellers have caused the Dominick's Group to make available to Purchaser complete, true, and correct copies of all Leases, and to the knowledge of Sellers, the summaries of certain terms of those Leases included in the Lease summaries in SCHEDULE 3.11(B) accurately reflect the Lease terms stated therein. Except as set forth on SCHEDULE 3.11(B): (i) each Lease is a valid and binding obligation of the parties thereto in accordance with its terms and is in full force and effect except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights or the availability of equitable remedies; (ii) no member of the Dominick's Group is in material default under any material provision of any Lease and, to the knowledge of Sellers (without inquiry of third parties), no lessor under any Lease is in material default of any material provisions of any Lease; (iii) no event has occurred which through notice, the passage of time or otherwise would become a material default by any member of the Dominick's Group or, to the knowledge of Sellers (without inquiry of third parties), any other party, under any Lease; (iv) each Lease will continue in full force and effect on the same terms as currently exist, notwithstanding the consummation of the transactions contemplated by this Agreement; (v) the leasehold interest of the Dominick's Group with respect to each parcel of Leased Real Property is free and clear of all Liens; and
         (vi) leasing commissions or other brokerage fees due from or payable by the Dominick's Group with respect to the Leases have been paid in full.

                 (c) THIRD PARTY REAL PROPERTY. SCHEDULE 3.11(C) lists all of the Third Party Leases. Sellers have caused the Dominick's Group to make available to Purchaser complete, true, and correct copies of all Third Party Leases, and to the knowledge of Sellers, the summaries of certain terms of those Third Party Leases in the Third Party Lease summaries included in SCHEDULE 3.11(C) accurately reflect the Lease terms stated therein. Except as otherwise set forth on
         SCHEDULE 3.11(C): (i) each Third Party Lease is a valid and binding obligation of the parties thereto in accordance with its terms and is in full force and effect except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights or the availability of equitable remedies; (ii) no member of the Dominick's Group is in material default under any material provision of any Third Party Lease and, to the knowledge of Sellers (without inquiry of third parties), no lessee or sublessee or licensee or sublicensee under any Third Party Lease is in material default of any material provision of any Third Party Lease; and (iii) no event has occurred which through notice, the passage of time or otherwise would become a material default by any member of the Dominick's Group or, to the knowledge of Sellers (without inquiry of third parties), any other party under any Third Party Lease.

                 (d) CONDITION OF REAL PROPERTY; COMPLIANCE. Except as set forth on SCHEDULE 3.11(D), Sellers have no knowledge: (i) of any material structural defect in any of the buildings or other improvements situated on the Real Property; or (ii) that any building system, structure, fixture or improvement, owned, leased or used by any member of the Dominick's Group and required for the conduct of the business as currently conducted (including the operation of any closed stores) is not in all material respects in good condition and working order (reasonable wear and tear excepted) and adequate in quality and quantity for the current normal operation of the Dominick's Group's business. To the knowledge of Sellers, and except as set forth on SCHEDULE 3.11(D), no part of the Real Property:
         (i) is a nonconforming use, special use, or special exception not permitted under, or is otherwise not in compliance with, applicable zoning ordinances; or (ii) is located in a governmentally designated flood plain, flood-prone area, flood-risk area or wetland or similarly restricted area. There is presently full and free vehicular access to and from public highways and roads to each parcel of the Real Property to the extent required for the conduct of the retail operations (or, if not a store, other operations) currently conducted by the Dominick's Group. To the knowledge of Sellers, all utility companies providing utilities to each parcel of the Real Property have adequate rights of access to provide the services necessary for the conduct of the business currently conducted by the Dominick's Group on the Real Property. Except as set forth on SCHEDULE 3.11(D), to the knowledge of Sellers: (i) the Real Property complies in all respects with all federal state and municipal laws, ordinances, orders, regulations or requirements, other than such laws, ordinances, orders, regulations or requirements where the failure to comply would not have a material adverse effect on the financial condition or results of operations of the Dominick's Group; (ii) there are no special assessments, deferred water or sewer charges or any deferred special assessments or special charges pertaining to any portion of the Owned Real Property; and
         (iii) neither the Real Property nor any material portion thereof, is in violation of any building, zoning or other ordinance, building code, or similar rule or regulation, other than such violations which do not have a material adverse effect on the financial condition or results of operations of the Dominick's Group. Except as set forth on
         SCHEDULE 3.11(D), there are no pending legal actions, lawsuits or administrative proceedings, including condemnation actions or rezoning proceedings affecting all or any material portion of the Owned Real Property or, to the knowledge of Sellers (without inquiry of third parties), the Leased Real Property and, to the knowledge of Sellers, none have been threatened against any portion of the Real Property.
         To the extent that the foregoing provisions of this SECTION 3.11(D) concerning compliance with laws, ordinances, orders, regulations, codes, or rules relate to any Leased Real Property, the foregoing representations shall be limited to the use of such Leased Real Property by the Dominick's Group or to such other matters for which any member of the Dominick's Group is responsible under a Lease or other agreement.

                 (e) No member of the Dominick's Group has received written, or to the knowledge of Sellers, other notice of any default or breach by any member of the Dominick's Group under any covenants, conditions, restrictions, rights-of-way, or easements which may affect any parcel of the Real Property, and to the knowledge of Sellers, no such default or breach now exists.

                 (f) Except for the Restructuring Transactions and except as set forth in SCHEDULE 3.11(F), no member of the Dominick's Group is a party to or bound by: (i) any agreement for the purchase by a member of the Dominick's Group of any interest in real estate; (ii) any agreement for the lease to a member of the Dominick's Group of any interest in real estate not currently in possession of a member of the Dominick's

         Group; or (iii) any agreement for the sale by a member of the Dominick's Group of any of the Real Property.

                 3.12     TANGIBLE PERSONAL PROPERTY.  Except as set forth on
SCHEDULE 3.12, the Dominick's Group has good and marketable title to the equipment, computer hardware, furniture, vehicles, rolling stock and other tangible personal property which is purportedly owned by the Dominick's Group and which is either (a) reflected on the Balance Sheet (except for personal property disposed of in the ordinary course of business after the Balance Sheet
Date), or (b) used by the Dominick's Group in the conduct of its business (whether or not reflected on the Balance Sheet), free and clear of any Liens. Except as set forth on SCHEDULE 3.12, to the knowledge of Sellers, all such tangible personal property is in good working condition and repair and constitutes the tangible personal property necessary to the operation of the business of the Dominick's Group as currently conducted. Except as set forth on SCHEDULE 3.12 or any other Schedule hereto, no member of the Dominick's Group is a party to any agreement requiring the payment by such member of an amount in excess of $200,000 in any 12-month period for the purchase or lease of any machinery, equipment or other capital assets other than Leased Real Property.

                 3.13 CONTRACTS. SCHEDULE 3.13 lists the following contracts and agreements to which any member of the Dominick's Group is a party or otherwise bound, or to which any of the material rights, properties or assets of a member of the Dominick's Group are subject or bound (collectively the "CONTRACTS"): (a) mortgage, indenture, note, installment obligation or other instrument relating to the borrowing of money; (b) guarantee of any obligation; (c) letter of credit, bond or other indemnity (excluding endorsements of instruments for collection in the Dominick's Group's ordinary course of business); (d) currency or interest rate swap, collar or hedge agreement; (e) agreement for the sale or lease by any member of the Dominick's Group to any person of any material amount of the Dominick's Group's personal properties other than the retirement or other disposition of assets no longer useful to the Dominick's Group in the conduct of its business; (f) distributor, representative, broker or advertising contract that is not terminable by the Dominick's Group at will, or by giving notice of thirty (30) days or less, without liability; (g) joint venture agreement, partnership agreement or power of attorney; (h) agreement requiring the payment by any member of the Dominick's Group to any person (other than another member of the Dominick's Group) of more than $200,000 in any 12-month period for the purchase of goods or services; (i) agreement imposing non-competition or exclusive dealing obligations on any member of the Dominick's Group; or (j) contract, agreement, understanding or other arrangement to which any member of the Dominick's Group is a party or otherwise bound that is either (i) not terminable without penalty or payment of any premium or costs and expenses of any kind immediately upon notice of termination by the Dominick's Group (or Purchaser after the Closing
Date) to the other party or parties thereto, or (ii) is material to the financial condition or business of the Dominick's Group and that is not otherwise reflected on SCHEDULE 3.13. Sellers have caused the Dominick's Group to make available to Purchaser complete, true and correct copies of all written Contracts and a written summary of the material terms of any oral Contract required to be disclosed in SCHEDULE 3.13 all as in effect as of the date hereof. Except as otherwise set forth on SCHEDULE 3.13, to the knowledge of Sellers, the Contracts are valid and binding obligations of the parties thereto in accordance with their terms and are in full force and effect except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights or the availability of equitable remedies. No member of the Dominick's Group nor any other party, is in default in the payment of any material obligation under any Contract and no event has occurred which through notice, the passage of time or otherwise would become a material default by any member of the Dominick's Group or, to the knowledge of Sellers, any other party, under any Contract which would have a material adverse effect on the financial condition or results of operations of the Dominick's Group.

                 3.14     INTELLECTUAL PROPERTY.

                 (a) SCHEDULE 3.14(A) lists all patent and trademark registrations and copyright registrations, and applications pending or to be filed therefor, which are owned by any member of the Dominick's Group.

                 (b) SCHEDULE 3.14(B) lists all trademarks, trade names, service marks, and other marks used by any member of the Dominick's Group and not listed in SCHEDULE 3.14(A).

                 (c) To the knowledge of Sellers, the Dominick's Group either owns, has by license agreements or has acquired by implied licenses in connection with the acquisition of the properties and assets of the Dominick's Group, rights to use the inventions, processes, know-how, formulas, customer lists, trade secrets, patents, trademarks, trade names, brand names and copyrights which are used in connection with the operation of the properties, assets, business and affairs of the Dominick's Group as of the date hereof. SCHEDULE 3.14(C) lists all such written license agreements to which any member of the Dominick's Group is a party.

                 (d) Except as set forth on SCHEDULE 3.14(D), to the knowledge of Sellers, no invention, process, know-how, formula, customer list, trade secret, patent, trademark, trade name, brand name or copyright which is owned by the Dominick's Group or used or required in the conduct of the business of the Dominick's Group, is involved in, or the subject of, any pending or threatened infringement, interference, opposition or similar action, suit or proceeding, or has been declared invalid or otherwise limited by any court.

                 (e) To the knowledge of Sellers, all of the Software is either (i) owned by the Dominick's Group free and clear of any Liens which materially and adversely affect the marketability of title thereto, or (ii) used by the Dominick's Group pursuant to a license which is currently in effect. To the knowledge of Sellers, no such Software license shall terminate or become terminable as a result of the transactions contemplated by this Agreement. There are no infringement suits pending or, to the knowledge of Sellers, threatened against the Dominick's Group with respect to any of the Software and, to the knowledge of Sellers, no fact or condition exists which would give rise to any such infringement suit.

                 3.15 COMPLIANCE WITH LAW. Except as set forth on SCHEDULE 3.15, and excepting matters relating to compliance with Environmental Laws as to which the Shareholders' representations and warranties are made in SECTION 3.16, to the knowledge of Sellers, no member of the Dominick's Group is in violation of any applicable statute, law, ordinance, decree, order, rule, regulation, franchise, permit or license of any governmental body, except for such violations which do not, and will not, individually or in the aggregate have a material adverse effect on the financial condition or results of operations of the Dominick's Group.

                 3.16     ENVIRONMENTAL MATTERS.  Except as set forth on
SCHEDULE 3.16:

                 (a) The Dominick's Group has obtained all Permits which are required under Environmental Laws for the operation of its business, except where the failure to so obtain would not have a material adverse effect on the financial condition or results of operations of the Dominick's Group. All such Permits are currently in effect and the appropriate member of the Dominick's Group is in compliance with all material terms and conditions of such Permits.

                 (b) No member of the Dominick's Group has received written notice of any civil criminal or administrative action, suit, claim, hearing, violation, investigation, proceeding or demand against any member of the Dominick's Group relating in any way to the use of Hazardous Materials or compliance with Environmental Laws.

                 (c) There are no orders from or agreements with any governmental or private party relating to violations of or compliance with the Environmental Laws by any member of the Dominick's Group.

                 (d) There has been no storage, treatment, generation, discharge, incineration or disposal of Hazardous Materials (other than any substances customarily sold in the retail grocery business and cleaning and maintenance supplies which have been used, stored and disposed of in accordance with all Environmental Laws) on the Real Property by any member of the Dominick's Group or, to the knowledge of Sellers (without inquiry of third parties), by any other person.

                 3.17 LITIGATION. Except as set forth on SCHEDULE 3.17, there is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, labor dispute (other than routine grievance procedures or routine, uncontested claims for benefits under any benefit plans for Personnel), arbitral action or investigation pending or, to the knowledge of Sellers, threatened or anticipated against, relating to or affecting (i) any member of the Dominick's Group, (ii) any benefit plan for Personnel or any fiduciary or administrator thereof or (iii) the transactions contemplated by this Agreement or the Other Transaction Documents, which, if adversely decided, would have a material adverse effect on the Dominick's Group, any such plan or the transactions contemplated hereby or thereby, respectively (collectively, "ACTIONS"). Neither Sellers nor any member of the Dominick's Group is in default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against Seller, the Dominick's Group or the business or activities of the Dominick's Group. To the knowledge of Sellers, except as specifically noted on SCHEDULE 3.17, the Dominick's Group has not been advised that there is a reasonable likelihood of an adverse determination of any Action (or group of related Actions) which adverse determination, should it occur, would have a material adverse effect on the business or financial condition of the Dominick's Group.

                 3.18     NO RESTRICTIONS; CONSENTS.  Except as set forth on
SCHEDULE 3.18, neither Sellers, nor any member of the Dominick's Group is subject to any material restriction, agreement, law, judgment or decree which would prohibit or be violated by the execution and delivery of this Agreement or the Other Transaction Documents or the consummation of the Transactions, or which would result in the acceleration of any material indebtedness of the Dominick's Group. Except for such action as may be required pursuant to the HSR Act and except as disclosed on SCHEDULE 3.18, SCHEDULE 3.11(B), SCHEDULE 3.11(C), or SCHEDULE 3.13, no member of the Dominick's Group is required to obtain any consents or other approvals from any governmental agency or other person (including, without limitation, any lessor, lender, or financial institution) in order to avoid default as a result of the Transactions, except for such consents or other approvals where the failure to so obtain does not have a material adverse effect on financial condition or results of operations of the Dominick's Group.

                 3.19 AUTHORIZATIONS. The Dominick's Group has all authorizations, approvals and licenses, other than Permits, applicable to its business or the use, ownership or occupancy of the Real Property necessary to conduct the business of the Dominick's Group as it is presently conducted, except for such authorizations, approvals, and licenses the lack of which would not have a material adverse effect on the financial condition or results of operations of the Dominick's Group ("AUTHORIZATIONS"). Except as set forth on
SCHEDULE 3.19, each Authorization is valid and in full force and effect, and none of the Authorizations will be terminated or impaired or become terminable as a result of the consummation of the Transactions. Neither Sellers nor any member of the Dominick's Group has received written notice that any appropriate governmental authority intends to cancel, terminate or not renew any Authorization.

                 3.20     TAXES.

                 (a) FILING OF TAX RETURNS. To the knowledge of the Shareholders, each of the Company, Dominick's, the Subsidiaries and all members for income Tax purposes of any affiliated or combined group of corporations (as defined in Section 1504(a) of the Code or any analogous state, local or foreign provision) of which the Company is the common parent (collectively, the "TAXPAYERS") have timely filed (after giving effect to any extensions of time within which to make such filing) with the appropriate taxing or other governmental authorities all returns, reports, estimates, information returns and statements required to be filed in respect of any Taxes (collectively, "TAX RETURNS") on or before the Closing Date. The Tax Returns filed are complete, correct and accurate in all material respects. Except as set forth in SCHEDULE 3.20, none of the Taxpayers has requested any extension of time within which to file such Tax Returns.

                 (b) PAYMENT OF TAXES. All Taxes for which any of the Taxpayers are or may be liable or that are or may become due or payable with respect to all taxable periods or portions thereof ending on or before the Closing Date, other than as a result of the Stock Purchase Transaction or the Merger Transactions, have been timely paid, or will have been paid when due or within applicable extensions of the time for payment thereof. The Taxpayers have made, or as of the Closing Date will have made, adequate provision, in conformity with generally accepted accounting principles, consistently applied, for the payment of all Taxes which may subsequently become due through the Closing Date other than as a result of the Stock Purchase Transaction or the Merger Transactions. All Taxes which any Taxpayer has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper taxing or other governmental authorities.

                 (c) AUDIT HISTORY. Except as set forth in SCHEDULE 3.20, no material deficiencies for Taxes of any of the Taxpayers have been claimed, proposed or assessed by any taxing or other governmental authority which have not been paid or discharged. Except as set forth in SCHEDULE 3.20, there are no pending or, to the Sellers' knowledge (without inquiry of third parties) threatened audits, investigations, claims or assessments for or relating to any material liability in respect of Taxes of any of the Taxpayers, and there are no matters under discussion with any taxing or other governmental authorities with respect to Taxes that are reasonably likely to result in an additional liability for Taxes. Audits of federal state and local Tax Returns by the relevant taxing authorities have been completed for the period set forth in SCHEDULE 3.20 and, except as set forth in SCHEDULE 3.20, none of the Taxpayers has been notified that any taxing authority intends to audit a Tax Return for any other period. Except as set forth in SCHEDULE 3.20, no extension of a statute of limitations relating to Taxes is in effect with respect to any of the Taxpayers.

                 (d) TAX ELECTIONS. All elections with respect to Taxes affecting any of the Taxpayers as of the date hereof are set forth in
         SCHEDULE 3.20. No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting any of the Taxpayers shall be made after the date of this Agreement without Purchaser's prior written consent. None of the Taxpayers (i) has made or will make a deemed dividend election under former Treas. Reg.
         Section 1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code; (ii) has consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of any of the Taxpayer's assets;
         (iii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iv) has made an election, or is required, to treat any asset of any Taxpayer as owned by another person pursuant to the provisions of Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of
         Section 168 of the Code; or (v) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

                 (e)      PRIOR AFFILIATED GROUPS.  Except as set forth in
         SCHEDULE 3.20 and except for the affiliated group in which the Taxpayers are now members, none of the Taxpayers has at any time been a member of an Affiliated group of corporations within the meaning of
         Section 1504 of the Code.

                 (f) TAX SHARING AGREEMENTS. All Tax-sharing agreements or similar arrangements with respect to or involving the Taxpayers are set forth in SCHEDULE 3.20. All Tax-sharing agreements or similar arrangements (other than the Tax Matters Agreement) with respect to or involving any of the Taxpayers shall be terminated prior to the Closing Date, and, after the Closing Date, none of the Taxpayers shall be bound thereby or have any liability under such agreements or arrangements for amounts due in respect of periods prior to the Closing Date.

                 (g) PARTNERSHIPS. Except as set forth in SCHEDULE 3.20, none of the Taxpayers is subject to any joint venture, partnership, or other arrangement or contract which is treated by the Taxpayers as a partnership for federal income Tax purposes.

                 (h) FIRPTA WITHHOLDING. The Company is not, and was not at any time during the five-year period ending on the date hereof, a "United States real property holding corporation" as such term is defined by Section 897(b)(2) of the Code. As a result, the Preferred Stock and Common Stock does not constitute a "United States real property interest" as such term is defined by Section 897(c)(1) of the Code, and Purchaser will not be required to withhold any portion of the Purchase Price pursuant to Section 1445 of the Code. The Sellers agree to provide Purchaser prior to the Closing Date any certificate necessary to substantiate exemption from such withholding.

                 3.21 COMPENSATION. SCHEDULE 3.21 contains a list, as of the date hereof, of (a) each employee of the Dominick's Group whose present base salary on an annualized basis is in excess of $80,000 and (b) the aggregate amount of each such employee's current annual salary and most recent bonus. SCHEDULE 3.21 also contains a list of the material benefits, other than the Plans, that are available to the employees of the Dominick's Group who are not members of a collective bargaining unit with which a member of the Dominick's Group has entered into a collective bargaining agreement. No member of the Dominick's Group is a party to or bound by any express employment or consulting agreement or other agreement providing for severance payments or other additional rights or benefits (whether or not optional) in the event of a sale of such member or any other member of the Dominick's Group, other than the Stock Redemption and those listed on SCHEDULE 3.21.

                 3.22 LABOR RELATIONS. SCHEDULE 3.22 contains a list of each collective bargaining agreement to which any member of the Dominick's Group is a party or otherwise bound. The Company has made available to Purchaser complete, true, and correct copies of each collective bargaining agreement listed on SCHEDULE 3.22. Except as set forth on SCHEDULE 3.22, as of the date of this Agreement there is neither pending nor, to the knowledge of Sellers, threatened any labor dispute, labor organizing activity, election petition or proceeding, proceeding preparatory thereto, strike, or work stoppage which affects or which may affect the Dominick's Group's business, or which may interfere with their continued operations, and no member of the Dominick's Group nor any officer, director, employee or agent of any thereof has committed any material unfair labor practice as defined in the National Labor Relations Act of 1947, as amended.

                 3.23     ERISA AND THE PLANS.

                 (a) Except as listed on SCHEDULE 3.23, no member of the Dominick's Group (or any other corporation or business entity which is at the time aggregated with any member of the Dominick's Group under
         Section 414 of the Code or Title IV of ERISA (an "ERISA AFFILIATE")) maintains or otherwise contributes to or has an obligation to contribute to, or may incur a liability under, and since January 1, 1989, has not maintained or contributed to or has had an obligation to contribute to or has incurred a liability under, any Plans or Multiemployer Plans. Any Multiemployer Plan to which any member of the Dominick's Group is required to make contributions has been so identified on SCHEDULE 3.23.

                 (b) With respect to each Plan, the Company has furnished to Purchaser, to the extent applicable, true, complete and correct copies of: (i) the Plan document; (ii) the most recent annual report (Form 5500); (iii) the summary plan description; (iv) any applicable trust agreement or insurance contract; and (v) any other documents relating to such Plan filed with any governmental agency since January 1, 1994.

                 (c) Each member of the Dominick's Group, as applicable, has operated and administered each of the Plans in compliance with ERISA, the Code, the Age Discrimination in Employment Act and other applicable laws and regulations and other authority promulgated thereunder in all material respects.

                 (d) Other than as may be required by applicable federal or state statute, the Plans do not provide health or medical benefits for former employees or their dependents.

                 (e) Except as expressly set forth on SCHEDULE 3.23, no member of the Dominick's Group and no ERISA Affiliate maintains any deferred compensation or other executive compensation Plan with respect to which there is any material unfunded liability.

                 (f) None of the Employee Pension Benefit Plans is a plan which is subject to Section 412 of the Code or Title IV of ERISA.
         Each Employee Benefit Pension Plan and each related trust agreement, annuity contract or other funding instrument is qualified and tax-exempt under the provisions of Code Sections 401(a) and 501(a) and has been so qualified during the period from its adoption to date.

                 (g) No member of the Dominick's Group and no ERISA Affiliate has, at any time, withdrawn from a Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in a liability, contingent or otherwise (including, but not limited to, the obligations pursuant to an agreement entered into in accordance with
         Section 4204 of ERISA) of any member of the Dominick's Group or any ERISA Affiliate. To the knowledge of Sellers (without inquiry of third parties), if, as of the Closing, all members of the Dominick's Group and all ERISA Affiliates were to withdraw from all Multiemployer Plans to which they (or any of them) have contributed or have been obligated to contribute, they would incur no liability to such plans under Title IV of ERISA which would be material to the business or financial condition of the Dominick's Group. To the Sellers' knowledge (without inquiry of third parties), with respect to each Multiemployer Plan:
         (i) no such Multiemployer Plan has been terminated or has been in reorganization under ERISA so as to result, directly or indirectly, in any liability, contingent or otherwise, of the Company or any ERISA Affiliate under Title IV of ERISA, (ii) no proceeding has been initiated by any person (including the Pension Benefit Guaranty Corporation) to terminate any such Multiemployer Plan, (iii) Sellers have no reason to believe that any Multiemployer Plan will be terminated or will be reorganized under ERISA and (iv) no member of the Dominick's Group and no ERISA Affiliate has any present intention to withdraw from any Multiemployer Plan or any expectation that such a withdrawal may occur.

                 (h) Except as disclosed by Sellers to Purchaser with respect to the Company's Key Manager Stock Ownership Plan, Key Manager Stock Appreciation Rights Plan and the employment contracts identified in part 2(f) of SCHEDULE 3.21, neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in the acceleration or creation of any rights of any person to benefits under any of the Plans or any other plan, policy, arrangement or agreement maintained by or entered into by any member of the Dominick's Group, including but not limited to the acceleration of the exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Plan or the creation of rights under any severance, parachute or change of control agreement.

                 (i) No event has occurred and, to the best knowledge of Sellers, there exists no condition or set of circumstances, in connection with which any member of the Dominick's Group or any ERISA Affiliate or any Plan, directly or indirectly, could be subject to any material liability (except liability for benefits claims and funding obligations payable in the ordinary course) (i) under ERISA, the Code, or any statute, regulation or governmental order relating to the Plans or (ii) pursuant to any obligation to indemnify any person against any liability incurred under ERISA, the Code, or any statute, regulation or governmental order relating to the Plans.

                 3.24 INSURANCE. SCHEDULE 3.24 lists all insurance policies and bonds providing coverage for any member of the Dominick's Group for losses or other events since October 31, 1993 on the assets, properties or operations of any member of the Dominick's Group and the amounts and nature of coverage with respect to each such policy. To the knowledge of Sellers, all of such policies are sufficient for compliance with all requirements of law and of all Contracts to which the Dominick's Group is a party. To the knowledge of Sellers, the Dominick's Group is not in default under any of such policies or binders, and the Dominick's Group has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. To the knowledge of Sellers, no coverage requested by the Dominick's Group in the past five years has been denied and there are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders.

                 3.25     RELATED PARTY TRANSACTIONS.  Except as set forth on
SCHEDULE 3.25 hereto and except for this Agreement and the Other Transaction Documents, no member of the Dominick's Group is a party to any agreement or arrangement with or for the benefit of: (a) any director or officer of any member of the Dominick's Group, (b) DDI, DPI, or any of the Shareholders, (c) any director or officer of DDI or DPI, (d) any member or manager of any of the Shareholders, or (e) any Affiliate of any of the Shareholders (other than another member of the Dominick's Group).

                 3.26 BANK ACCOUNTS. SCHEDULE 3.26 contains a true and complete listing of all bank deposit accounts or other depositary accounts maintained by any member of the Dominick's Group and the authorized signatories thereto.

                 3.27     NO CONFLICT OR VIOLATION.  Except as set forth in
SCHEDULE 3.27 (or, with respect to clause (d) below, SCHEDULES 3.11(B), 3.11(C), 3.13, 3.18, OR 3.21), neither the execution and delivery of this Agreement or the Other Transaction Documents, nor the performance by the Shareholders or the members of the Dominick's Group of their respective obligations hereunder and thereunder, nor the consummation of the Transactions, will (a) conflict with the charter documents or bylaws of the Shareholders or the members of the Dominick's Group; (b) assuming satisfaction of the requirements set forth in clause (c) below, violate any statute, law, ordinance, rule or regulation, applicable to the Shareholders, the Company or any other member of the Dominick's Group or any of their respective properties or assets; (c) except for (i) requirements arising out of the HSR Act, (ii) requirements of state liquor licensing, pharmacy and similar licensing laws, and (iii) such as may be required because Holdings or Purchaser is a party to this Agreement, require any consent or approval of, of filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to the Dominick's Group; (d) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Dominick's Group or result in the creation or imposition of any lien upon any properties, assets or business of the Dominick's Group under, any Lease, Third Party Lease, Contract or other material agreement to which any member of the Dominick's Group is a party, or any order, judgment or decree to which any member of the Dominick's Group is a party or by which any member of the Dominick's Group or any of their respective assets or properties is bound or encumbered, except for such violations, conflicts, defaults or other occurrences which, in the aggregate would not have, and could not reasonably be expected to have, a material adverse effect on the Dominick's Group, and would not prevent or delay the Stock Purchase Transaction or otherwise prevent the Shareholders from performing their obligations under this Agreement.

                                   ARTICLE IV

                      WARRANTIES OF PURCHASER AND HOLDINGS

         Purchaser and Holdings hereby represent and warrant to Sellers, jointly and severally, as of the date hereof and as of the Closing Date, as follows:

                 4.1 AUTHORITY. The execution, delivery and performance of this Agreement and all other agreements and instruments to be executed in connection herewith or pursuant hereto, and the consummation of the transactions contemplated hereby by each of Purchaser and Holdings have been duly authorized by all necessary action on the part of each of Purchaser and Holdings, and this Agreement and such other agreements and instruments constitute the valid and binding obligations of each of Purchaser and Holdings, enforceable in accordance with the terms thereof, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights or the availability of equitable remedies.

                 4.2 ORGANIZATION, STANDING AND CORPORATE AUTHORITY. Each of Purchaser and Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and possesses all necessary corporate power and authority to perform its obligations under this Agreement and all other agreements and instruments to be executed in connection herewith or pursuant hereto.

                 4.3 HOLDINGS PREFERRED STOCK. The Holdings Preferred Stock, upon issuance and delivery and payment therefor in the manner described herein and in the Stock Exchange Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

                 4.4 PURCHASE FOR INVESTMENT. Purchaser is purchasing the Shares for investment and not with a view to any public resale or other distribution thereof Purchaser has no intention of selling the Shares in a public distribution in violation of federal securities laws or any applicable state securities laws. Purchaser acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be resold absent such registration or unless an exemption therefrom is available.

                 4.5 NO RESTRICTIONS; CONSENTS. Neither Purchaser nor Holdings is subject to any material restriction, agreement, law, judgment or decree which would prohibit or be violated by either (a) the execution and delivery of this Agreement and all other agreements and instruments to be executed in connection herewith or pursuant hereto, or (b) the consummation of the transactions contemplated by this Agreement or any of the other agreements and instruments to be executed in connection herewith or pursuant hereto. Except for such actions as may be required pursuant to the HSR Act, neither Purchaser nor Holdings is required to obtain any consents or other approvals from any governmental agency or other person (including, without limitation, any lessor, lender, or financial institution) in order to avoid default as a result of the transactions contemplated by this Agreement or any of the other agreements and instruments to be executed in connection herewith or pursuant hereto.

                 4.6 NO CONFLICT OR VIOLATION. Neither the execution and delivery of this Agreement or any of the other agreements and instruments to be executed in connection herewith or pursuant hereto, nor the performance by Purchaser or Holdings of their respective obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby and thereby, will
(a) conflict with the charter documents or bylaws of Purchaser or Holdings, (b) violate any statute, law, ordinance, rule or regulation applicable to Purchaser or Holdings, or (c) except for requirements arising out of the HSR Act, require any consent or approval of, or filing with notice to, any public body or authority, domestic or foreign, under any provision of law applicable to Purchaser or Holdings.

                 4.7 COMMITMENTS. Purchaser has delivered to sellers true and correct copies of letters (the "COMMITMENT LETTERS") and received from Bankers Trust Company and The Chase Manhattan Bank, N.A. (dated January 11,
1995) with respect to certain secured bank facilities and from Bankers Trust New York Corporation and Chase Securities, Inc. (dated January 12, 1995) with respect to certain unsecured, subordinated debt financing (such persons, or such other reputable financial institutions delivering replacement commitments no less favorable to Sellers, being collectively referred to as the "FINANCING SOURCES"). Upon the acceptance thereof by the Purchaser and Holdings, the Commitment Letters will be in full force and effect and, along with the Holdings Preferred Stock and the funds to be provided by the New Equity Investors at the Closing, provide for all of the financing needed by Purchaser to consummate the transactions contemplated hereby and to fund the anticipated working capital requirements of the Dominick's Group after the Closing.


                                   ARTICLE V

                              COVENANTS OF SELLERS

                 5.1      CONDUCT OF BUSINESS.

                 (a) Except as may be otherwise required by this Agreement or any of the Other Transaction Documents, or except as Purchaser may otherwise consent in writing, between the date hereof and the Closing Date, Sellers will cause each member of the Dominick's Group to: (i) in all material respects, operate its business only in the ordinary course; (ii) use its best efforts to preserve intact its business organization; (iii) refrain from opening or closing stores except pursuant to its existing business plans as disclosed to Purchaser; or
         (iv) maintain its material properties and equipment in sufficient operating condition and repair to enable it to operate in all material respects in the manner in which it has operated during the twelve-month period immediately preceding the date hereof, except for maintenance required by reason of fire, flood or acts of God; (v) continue all its material existing policies of insurance (or comparable insurance) in full force and effect at commercially reasonable rates and to diligently pursue all claims related thereto;
         (vi) maintain inventories consistent with past practices; (vii) pay amounts due to vendors consistent with past practices; and (viii) use its best efforts to preserve its material relationships with its lenders, suppliers, customers, licensors, and licensees and others having material business dealings with it such that its business will not be impaired.

                 (b) Except as may be otherwise required by this Agreement or any of the Other Transaction Documents or except as Purchaser may otherwise consent in writing, between the date hereof and the Closing Date, the Shareholders will not permit the Dominick's Group to: (i) incur any debt, liability or obligation, direct or indirect, whether accrued, absolute, contingent or otherwise, on behalf of or with respect to its business, other than unsecured current liabilities (other than for borrowed money) and borrowings under the existing revolving credit facilities incurred in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become responsible for the obligations of, or make any advances to any other person, except in the ordinary course of business; (iii) mortgage, pledge or otherwise encumber any material portion of its properties or assets (including any parcel of Real Property); (iv) sell, license, lease, transfer or dispose of any material portion of its properties or assets (including any parcel of Real Property) or compromise, release or assign any material indebtedness owed to it or any claims held by it which relate to its business, in each case, other than in the ordinary course of business; (v) make any material investment of a capital nature whether by contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other person; (vi) enter into, terminate or substantially amend or supplement any Lease or enter into, terminate or substantially amend or supplement any Contract or Third Party Lease other than in the ordinary course of business consistent with past practice; (vii) enter into, terminate, modify or supplement any collective bargaining agreement; (viii) except for currently scheduled base salary increases and except for reductions in force and other lay-offs consistent with its current business plan, change in any material manner the compensation or fringe benefits of any of the officers, directors or employees employed in the Dominick's Group or establish or create any, or modify as to benefits any existing, Plan or other compensation plan, program or arrangement which relates to any officer, director or employee employed in the Dominick's Group; (ix) take any action which is inconsistent with any of the warranties or covenants of the Shareholders contained in this Agreement; (x) waive or commit to waive any rights of material value to the properties, assets, business, operations or financial condition of the Dominick's Group; (xi) declare or pay any dividend or distribution (other than (A) dividends declared by Dominick's in the amount of $3.00 per share and share equivalent, (B) dividends declared by DDI or DPI which are derived from the operations of DDI or DPI in the ordinary course, and (C) dividends declared by the Company of any amounts received by it pursuant to sub-clause (A), (B) or (C) of this clause (xi) or other dividends declared and paid by the Company after notice to Purchaser), issue any capital stock or rights related thereto, or transfer any property or assets to, or assume any liabilities from, DDI or DPI;
         (xii) make or commit to make any capital expenditures in excess of $250,000 in the aggregate, other than those identified in the budget delivered on the date hereof and made consistent with the business plan of the Dominick's Group and other than expenditures for routine maintenance and repair; or (xiii) enter into a contract or commitment to do any of the things described in the preceding clauses (i) through
         (xii).

                 5.2 ACCESS PENDING CLOSING. From the date hereof to and including the Closing Date, Sellers shall cause each member of the Dominick's Group to grant Purchaser, the New Equity Investors, and the Financing Sources and their respective counsel, accountants and other representatives the right to full and complete access to the books, records, offices and other facilities of the Dominick's Group, during normal business hours, and to the officers and agents of the Dominick's Group, for the purpose of making such investigation of the financial condition and operations of the Dominick's Group as Purchaser, the New Equity Investors, or such Financing Sources may reasonably deem necessary. Sellers shall cause the Dominick's Group to furnish promptly to Purchaser or such other persons all information concerning its business, properties and Personnel as Purchaser or such other persons may reasonably request. No investigation pursuant to this Section 5.2 or otherwise shall affect the representations or indemnities of the Shareholders hereunder or the conditions to Purchaser's obligation to consummate the Stock Purchase Transaction.

                 5.3 FURTHER ASSURANCES AND COOPERATION. Subject to the terms and conditions herein provided, the Shareholders agree to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions and to cooperate with Purchaser in connection therewith, (a) to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts, (b) to defend any lawsuits or other legal proceedings challenging this Agreement or the consummation of the Transactions, (c) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Transactions, (d) to effect all necessary registrations and filings (including any registrations and filings which may be required to be made by Purchaser or its Affiliates in connection with the Financing or otherwise), (e) to obtain at the sole cost and expense of the Purchaser all surveys and title reports, commitments and/or policies for each parcel of Leased Real Property requested by Purchaser and such estoppels as Purchaser may request, and (f) to fulfill all conditions to this Agreement. Prior to the Closing, Sellers shall cause each member of the Dominick's Group to use its best efforts to obtain, at its sole expense, all consents and other approvals from any governmental agency, bureau or authority, or any other person (including any lender or lessor), which are necessary in connection with the Transactions by or on behalf of Sellers or the Dominick's Group. Without limiting the foregoing, at the sole cost and expense of Purchaser, Sellers shall cause the auditors for the Dominick's Group to deliver to Purchaser's Financing Sources, if requested, customary comfort letters and certificates, in form and substance reasonably acceptable to Purchaser, which may be required in connection with the Financing.

                 5.4      SURVEYS; TITLE INSURANCE.

                 (a) SURVEYS. At least thirty (30) days prior to the Closing Date, Sellers shall cause the Dominick's Group to furnish to Purchaser, at the sole cost and expense of the Dominick's Group, a current urban ALTA/ACSM Land Title Survey prepared by duly-licensed land surveyors in form reasonably satisfactory to Purchaser, dated within 180 days prior to the Closing for each parcel of Owned Real Property. Without limitation of the foregoing, the survey shall contain an ALTA certification, acceptable to the Title

         Company, sufficient to enable the Title Company to remove the standard survey exceptions in the title insurance policy.

                 Purchaser shall have a period of twenty (20) days after receipt of any survey pursuant to this Section 5.4 to notify Sellers in writing as to any condition disclosed by such survey that constitutes a Defect. Failure by Purchaser to deliver such written notice to Sellers within such twenty (20) day period shall be deemed acknowledgement by Purchaser that the survey does not disclose a Defect.

                 (b) TITLE COMMITMENTS. At least thirty (30) days prior to the Closing Date, Sellers shall cause the Dominick's Group to furnish to Purchaser, at the sole cost and expense of the Dominick's Group, a title insurance commitment, 1992 ALTA Form B, issued by the Title Company, agreeing to issue to the party which holds or, as a result of the consummation of the transactions contemplated by this Agreement, will hold title to each parcel of Owned Real Property, an owner's policy in the amounts reasonably determined by Purchaser and showing title to each parcel of Owned Real Property to be free and clear of all Defects, and containing such endorsements as Purchaser or Purchaser's Financing Sources may require. The premium for all such policies shall be paid by the Dominick's Group on or before the Closing. Sellers shall cause the Title Company, at the sole expense of the Dominick's Group to remove all standard exceptions from the title insurance commitments on or before the Closing Date. Purchaser shall have a period of twenty (20) days after receipt of any title commitment pursuant to this Section 5.4 hereof to notify Sellers in writing of the existence of any condition of title that constitutes a Defect. Failure by Purchaser to deliver such written notice to Sellers within such twenty (20) day period shall be deemed acknowledgement by Purchaser that the title commitment does not disclose a Defect.

                 (c) DEFECTS. If any of the surveys or title commitments delivered by the Dominick's Group to Purchaser pursuant to this
         Section 5.4 hereof disclose Defects, said Defects shall be cured, at the sole cost and expense of Sellers, on or before the Closing Date or within thirty (30) days after delivery to Sellers of written notice from Purchaser disclosing the Defect(s), whichever date is earlier.
         If Sellers decline to so cure all Defects, or if Sellers decline to cause all Defects to be insured over by the Title Company in a manner reasonably satisfactory to Purchaser, then Purchaser may, as its sole and exclusive remedy, either (i) if the aggregate cost to cure or insure over such Defects exceeds $1,000,000, terminate this Agreement by written notice to Sellers given within ten (10) days after expiration of the cure period, or (ii) proceed to close by (A) deducting from the cash otherwise due Dodi at Closing the amount necessary to cure such Defects (if such Defects are of a liquidated nature and an ascertainable amount of money) and/or (B) escrowing with the Title Company the amount necessary (not to exceed $1,000,000 in the aggregate) to cause the Title Company to insure and/or endorse over such Defects, provided that the terms of such insurance and/or endorsements are reasonably satisfactory to Purchaser.
         Notwithstanding the foregoing, if the aggregate cost to cure or insure over any one or more Defect(s) exceeds an amount equal to the greater of $1,000,000 or ten percent (10%) of the current fair market value of any parcel of Owned Real Property, Sellers shall have the right to decline to cure such Defect(s) and terminate this Agreement by written notice to Purchaser given within ten (10) days after expiration of the cure period.

                 5.5 RESTRUCTURING TRANSACTIONS. At least one business day prior to the Closing, the Shareholders shall cause the Company and Dominick's to consummate the Restructuring Transactions.

                 5.6 EXCLUDED PROPERTIES LEASES. Immediately subsequent to the Restructuring Transactions, the Shareholders shall cause the new legal title holder or holders of the Excluded Dominick's Property to execute and deliver the Excluded Properties Leases to Purchaser and Dominick's.

                 5.7 ALTERNATIVE PROPOSALS. During the period that this Agreement is in effect, none of the Sellers or any other members of the Dominick's Group, or any of their respective officers, employees, representatives or agents, will directly or indirectly, solicit or initiate any discussions or negotiations with, or participate in any negotiations with or provide any information to or otherwise participate in any negotiations with or provide any information to or otherwise cooperate in any other way with any corporation, partnership, person or other entity or group (other than Purchaser and Holdings) concerning any merger, sale of substantial assets, sale of shares of capital stock or similar transaction (other than the Transactions, to the extent permitted by the other applicable provisions of this Agreement) involving any member of the Dominick's Group or control thereof (all such transactions being referred to herein as "ALTERNATIVE TRANSACTIONS"). Sellers shall immediately notify Purchaser of the receipt of any offers with respect to an Alternative Transaction and the identity of the person making such offer.

                 5.8 FINANCIAL INFORMATION. Seller shall deliver to Purchaser as soon as available all interim financial statements and other management reports generated in the ordinary course of business prepared by or for the Dominick's Group. In addition, prior to the Closing, the Shareholders shall cause Ernst & Young, the Company's independent public accountants, to prepare and deliver to Purchaser at the joint cost and expense of Purchaser and the Shareholders (in equal shares) audited financial statements of the Company and its consolidated subsidiaries (other than the Excluded Subsidiaries) for the three most recent full fiscal years covered by the Financial Statements.

                 5.9      ENVIRONMENTAL REPORTS.

                 (a) As soon as practicable after the date hereof, Purchaser shall make such inspection of the Real Property as it deems appropriate (and which may consist, in part, of a review by its consultants of existing Dominick's reports) in order to determine the presence, or potential presence, of hazardous, toxic or other substances (including asbestos) and to determine compliance with Environmental Laws, i.e., a customary "Phase I" inspection. The inspection may also include "Phase II" inspections if deemed advisable by Purchaser based on the advice of its consultants. Sellers will cause the Dominick's Group to cooperate in such inspections, provided that such inspections shall be performed at Purchaser's sole cost and risk, and by an individual or firm identified by Purchaser and reasonably acceptable to Sellers, and such inspections shall be completed within 30 days after the date hereof and, in the event a "Phase II" inspection is undertaken, within 45 days after the date hereof. The inspector, after conducting its inspection, shall first inform Sellers and Purchaser concurrently of its findings orally. Any written report shall be marked "draft" and shall be submitted simultaneously to counsel for each party for its reasonable approval before being distributed to any third party, the identity of which shall be subject to the reasonable approval of the party not requesting such distribution. The findings of all such reports and investigations shall be treated as Evaluation Material to the extent permitted by applicable law.

                 (b) If the inspector's report identifies the presence, or potential presence, of any Hazardous Materials or friable or damaged asbestos on the Real Property (or on any other real property if it appears that any member of the Dominick's Group may have responsibility therefor), the remediation of which is required by the Environmental Laws as reasonably determined by Purchaser and Sellers, Purchaser and Sellers shall share the actual "remediation costs" (which term shall not include any investigation or evaluation or other similar costs incurred by Purchaser other than costs incurred by Purchaser after the Closing Date to produce data used in the characterization and remediation of the liability or obligation subject to this Section 5.9) required by the Environmental Laws to be expended to remediate such substances after the Closing Date in accordance with the following allocation: Purchaser and Sellers shall split equally such remediation costs up to $10,000,000; Sellers shall pay 75% and Purchaser shall pay 25% of such remediation costs in excess of $10,000,000 up to $20,000,000. The determination of the scope and methodology of any such remediation shall be subject to the reasonable approval of Sellers and consistent with the recommendations contained in the reports, it being understood that any such scope and methodology shall be designed to afford Purchaser reasonable use of the property during the period of remediation. Sellers shall promptly reimburse Purchaser for Seller's share of such costs upon the receipt of any statement for such costs incurred by Purchaser to effect any such remediation. In the event that any such remediation costs are reasonably estimated to exceed $20,000,000, Purchaser shall be entitled to terminate this Agreement on 10 days prior written notice to Sellers, unless within 5 days after Sellers' receipt of such notice Sellers agree in writing to pay 100% of such remediation costs in excess of $20,000,000. Notwithstanding the foregoing, remediation costs related to the Dominick's Excluded Properties shall be allocated as provided in the Excluded Properties Leases and shall not be subJect to the sharing arrangement provided in this Section 5.9(b).

                 5.10 STOCK REDEMPTION. At least one business day prior to the Closing, Sellers will cause Dominick's to: (a) acquire all right, title and interest in and to the 8,600 shares of Dominick's Capital Stock not already owned by the Company, for an aggregate purchase price of $12,761,205 in cash; and (b) discharge and satisfy all rights of Dominick's Group employees with respect to the 20,860 stock appreciation rights relating to Dominick's Capital Stock for an aggregate net cost to Dominick's of $26,930,919, payable, subject to applicable withholding, in the form of a promissory note or notes due not later than the fifth business day after the Closing Date and otherwise in form and substance reasonably satisfactory to Purchaser and Sellers.

                 5.11 STOCK DISPOSITION. At least one business day prior to the Closing, Sellers will cause the Company to dispose of the capital stock of DDI and DPI on terms and conditions satisfactory to Sellers and Purchaser.

                 5.12 CLOSING. Sellers shall use their best efforts to cause the conditions specified in Article VIII hereof to be satisfied on or before the Closing Date.


                                   ARTICLE VI

                             COVENANTS OF PURCHASER

                 6.1 BOOKS AND RECORDS. In connection with either (a) any tax audit of Sellers, the Excluded Affiliates' Assets or the Excluded Properties, (b) the preparation of any tax return of the Shareholders, DDI, DPI, the Excluded Affiliates' Assets or the Excluded Properties, (c) the defense of any claim brought against the Shareholder, DDI, DPI, the Excluded Affiliates' Assets or the Excluded Properties, or (d) for any other proper purpose, Purchaser will cause the Dominick's Group to make available to the Shareholders, at the Shareholders' request and expense from time to time, all books and records of the Dominick's Group either existing on or relating to any transaction on or prior to the Closing Date, for inspection or copying by the Shareholders at any reasonable time for a period of six (6) years after the Closing Date.

                 6.2      CONFIDENTIALITY.

                 (a) Unless and until the Closing shall have occurred, neither Purchaser nor any of its Affiliates, employees or agents will use any of the Evaluation Material for itself or for any other person, firm, corporation, partnership or other entity, or disclose any of the Evaluation Material to any person, firm, corporation, partnership or other entity, except that (i) any of such information may be disclosed to Purchaser's directors, officers, partners, and employees and the New Equity Investors and the Financing Sources and their respective representatives who need to know such information for the purpose of evaluating any possible transaction between Sellers and Purchaser (i) being understood that such directors, officers, partners, employees and representatives shall be informed by Purchaser of the confidential nature of such information and shall be directed by Purchaser to treat such information confidentially), and (ii) disclosure of such information may be made with the written consent of Sellers. Unless and until the Closing shall have occurred, Purchaser shall furnish to Sellers at their request, a List of all persons (other than Purchaser's directors, officers, partners and employees) to whom Purchaser has disclosed any Evaluation Material.

                 (b) Neither Purchaser nor any of its officers, directors, partners, Affiliates, employees or agents will, at any time, use any of the Evaluation Material which relates to the Shareholders, DDI, DPI, the Excluded Affiliates' Assets, or the Excluded Properties for itself or for any other person, firm, corporation, partnership or other entity for any reason whatsoever except in connection with the exercise of Purchaser's rights under Article XII hereof or under the Tax Matters Agreement.

                 (c) If this Agreement is terminated and abandoned as provided in Article X hereof, then at Sellers' request Purchaser shall return to Sellers all documents and materials supplied to Purchaser by Sellers or any member of the Dominick's Group which contain any Evaluation Material and Purchaser will not retain any copies, extracts or other reproduction in whole or in part of any Evaluation Material. All documents, memoranda, notes and other writings whatsoever prepared by Purchaser or its advisors based on the information in the Evaluation Material shall be destroyed, and such destruction shall be certified in writing to Sellers by an authorized officer of Purchaser supervising such destruction.

                 6.3 EXCLUDED PROPERTIES LEASES. Contemporaneously with the Closing, Purchaser shall cause Dominick's to execute and deliver the Excluded Properties Leases to DDLLC.

                 6.4 DEFINITIVE FINANCING AGREEMENTS. Purchaser and Holdings shall use their best efforts to negotiate, prepare and enter into definitive financing agreements (the "DEFINITIVE FINANCING AGREEMENTS") with the Financing Sources to provide the financing set forth in the Commitment Letters (the "FINANCING"). The amount of such Financing and the terms and conditions of such Definitive Financing Agreements shall be consistent with the amounts and terms contemplated by the Commitment Letters. All the parties hereto shall use their best efforts to satisfy on or before the Closing Date, all requirements of the Definitive Financing Agreements which are conditions to closing the transactions constituting the Financing. Holdings shall promptly notify Sellers of any material change to, or revocation of, any Commitment Letter.

                 6.5 CLOSING. Purchaser will use its best efforts to cause the conditions specified in Article IX hereof to be satisfied on or before the Closing Date.


                                  ARTICLE VII

                               HSR ACT COMPLIANCE

                 Purchaser and Shareholders agree that, with respect to each reportable transaction to which it is a party, each will, as soon as reasonably practicable, take all action (to the extent not previously taken) necessary in order to file with the Federal Trade Commission and the Department of Justice all filings, reports and other information required under the HSR Act in order to commence the running of the waiting period thereunder, to continue the running of said waiting period (including any extensions) and prevent or minimize any tolling thereof, to cause such waiting period to expire without enforcement action, and to provide to each other such cooperation as may be necessary in order to cause such filings and reports to be prepared and duly filed and all waiting periods to expire. Each party hereto shall promptly inform the other of any material communication between such party and the Federal Trade Commission, the Department of Justice or any other government or governmental authority regarding this Agreement. If any party receives a request for additional information or documentary material from any such government or governmental authority, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response to such request. Notwithstanding the foregoing, in connection with proceedings under or relating to the HSR Act, or any other federal or state antitrust law, all analyses, appearances, presentations, memoranda, briefs, arguments, and opinions made or submitted by or on behalf of any party hereto shall be subject to the joint approval or disapproval and the joint control of Purchaser and the Shareholders, acting with the advice of their respective counsel, provided that nothing herein shall prevent any party hereto or their authorized representatives from making or submitting any such analysis, appearance, presentation, memorandum, brief, argument, or opinion in response to a subpoena or as otherwise required by law.


                                  ARTICLE VIII

                 CONDITIONS TO OBLIGATION OF PURCHASER TO CLOSE

                 The obligation of Purchaser hereunder to proceed with the Closing is subject to the satisfaction on or before the Closing Date of each of the following conditions, unless waived in writing by Purchaser:

                 8.1 WARRANTIES. The warranties of Sellers contained herein shall be true and correct in all material respects on and as of the Closing Date.

                 8.2 PERFORMANCE. Sellers shall have duly performed or complied with all of the covenants, acts and obligations to be performed or complied with by them hereunder at or prior to the Closing.

                 8.3 SHARES. Sellers shall have delivered to Purchaser certificates representing the shares, duly endorsed by Sellers for transfer to Purchaser or accompanied by a separate assignment of the Shares to Purchaser duly executed by Sellers.

                 8.4 CORPORATE BOOKS. Sellers shall have caused the Company to deliver to Purchaser the corporate seal, corporate minute books and stock transfer records of each member of the Dominick's Group.

                 8.5 PROOF OF GOOD STANDING. Sellers shall have caused the Company to deliver to Purchaser a Certificate of Good Standing with respect to each member of the Dominick's Group, dated within five (5) days prior to the Closing Date, from the state of such member's incorporation and from each additional state in which such member of the Dominick's Group is qualified to do business as a foreign corporation.


                 8.6 CERTIFICATE OF SELLERS. Purchaser shall have received a certificate signed by a manager of each of the Sellers and dated as of the Closing Date certifying without qualification or exception that the conditions set forth in Section 8.1 and Section 8.2 hereof have been fully satisfied.

                 8.7 OPINION OF COUNSEL. Purchaser shall have received from Jenner & Block, counsel to Sellers and the Dominick's Group, an opinion of such counsel, dated the Closing Date as to the matters set forth on EXHIBIT 8.7 hereto.

                 8.8 TITLE ASSURANCES. Sellers shall have delivered or cause to be delivered to Purchaser a title policy or marked-up title commitment for each parcel of the Owned Real Property, dated as of the Closing Date and in the amounts reasonably determined by Purchaser, insuring title to each parcel of the Owned Real Property, issued pursuant to and conforming with the title insurance commitment specified in Section 5.4(b).

                 8.9 RESTRUCTURING TRANSACTIONS. Sellers shall have delivered to Purchaser counterparts of the Asset Transfer Agreement duly executed by all parties thereto, and the Restructuring Transactions shall have been consummated in accordance with the Asset Transfer Agreement.

                 8.10 EXCLUDED PROPERTIES LEASES. Sellers shall have delivered or caused to be delivered to Purchaser counterparts of each Excluded Properties Lease, duly executed by the person or entity that holds legal title to the Excluded Dominick's Property immediately following and after giving effect to the consummation of the Restructuring Transactions.

                 8.11 STOCK REDEMPTION. The Stock Redemption shall have been consummated in accordance with Section 5.10 and all further rights of Dominick's Group employees with respect thereto (including any rights to acquire additional stock appreciation rights) shall have been released and discharged.

                 8.12 FINANCING. The Definitive Financing Agreements shall be in full force and effect and the conditions for the receipt of the Financing contemplated thereby shall have been satisfied or waived.

                 8.13 HSR ACT. The waiting periods under the HSR Act applicable to the consummation of the Stock Purchase Transaction and other transactions contemplated hereby, and any extensions thereof, shall have expired or been terminated in accordance with the provisions thereof without action by the Justice Department or the Federal Trade Commission to prevent or condition consummation of this Agreement including, without limitation, any condition that requires Purchaser to sell or dispose of any assets of Purchaser, any member of the Dominick's Group or any of their Affiliates or to hold separate pending such sale or disposition any particular assets or categories of assets, businesses or voting securities of any of the foregoing or the voting securities of any of their subsidiaries, or which prohibits or restricts the ownership or operation by Purchaser or any of its Affiliates of any portion of its business or assets.

                 8.14 REGULATORY CONSENTS, AUTHORIZATIONS, ETC. All consents, authorizations, orders and approvals of, and filings and registrations with, any governmental commission, board or other regulatory body or any nongovernmental third party which are required for or in connection with the execution and delivery of this Agreement and the Other Transaction Documents, and the consummation by each party hereto of the transactions contemplated hereby, shall have been obtained or made, if the failure to make such filing or registration or to obtain such consent, authorization, order or approval would have a material adverse effect on Purchaser, or the Dominick's Group, or on their respective abilities to conduct, after the Closing Date, their businesses.

                 8.15 INJUNCTIONS. At the Closing there shall be no judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality outstanding against any party hereto which prohibits, restricts or delays consummation of the acquisition or limits in any material respect the right of Purchaser to control the Dominick's Group or any material aspect of the business of the Dominick's Group after the Closing.

                 8.16 ENVIRONMENTAL REPORTS. Purchaser shall have received the reports of the environmental inspections undertaken pursuant to Section 5.9, which shall be in form and substance reasonably satisfactory to Purchaser and the Financing Sources and shall not have identified the presence, or potential presence, of any Hazardous Materials with respect to the Real Properties or the violation of any Environmental Laws or otherwise as contemplated by Section 5.9 which require additional remediation or other expenditures which are reasonably estimated to be in excess of an aggregate amount of $20,000,000 in accordance with applicable Environmental Laws, unless the Shareholders shall have agreed to accept responsibility for all such remediation costs in excess of $20,000,000 as contemplated by Section 5.9.

                 8.17 FUNDED INDEBTEDNESS. Sellers shall have delivered to Purchaser a certificate confirming the total amount of Funded Indebtedness of the Dominick's Group on the Closing Date, before giving effect to the Transactions, plus the total amount of outstanding letters of credit for which any member of the Dominick's Group is contingently liable, does not exceed the total amount of such Funded Indebtedness and letters of credit on the Balance Sheet Date.

                 8.18 STOCK EXCHANGE TRANSACTIONS. The Stock Exchange Transactions shall have been consummated in accordance with the terms of the Stock Exchange Agreement.

                 8.19 FURTHER ASSURANCES. Sellers shall deliver to Purchaser such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.


                                   ARTICLE IX

                  CONDITIONS TO OBLIGATION OF SELLERS TO CLOSE

                 The obligation of Sellers to proceed with the Closing is subject to the satisfaction on or before the Closing Date of each of the following conditions, unless waived in writing by Sellers:

                 9.1 WARRANTIES. The warranties of Purchaser contained herein shall be true and correct in all material respects on and as of the Closing Date.

                 9.2 PERFORMANCE. Purchaser shall have duly performed or complied with all of the covenants, acts and obligations to be performed or complied with by Purchaser hereunder at or prior to the Closing.

                 9.3 CERTIFICATE OF OFFICER. Sellers shall have received a certificate signed by the President of Purchaser and dated as of the Closing Date certifying without qualification or exception that the conditions set forth in Section 9.1 and Section 9.2 above have been fully satisfied.

                 9.4 OPINION OF COUNSEL. Sellers shall have received from Latham & Watkins, counsel to Purchaser, an opinion of such counsel dated the Closing Date, as to the matters set forth on Exhibit 9.4 hereto.

                 9.5 PURCHASE PRICE. Purchaser shall have delivered the purchase price to Sellers in the manner provided for in Section 2.2 hereof.

                 9.6 RESTRUCTURING TRANSACTIONS. The Restructuring Transactions shall have been consummated in accordance with the Asset Transfer Agreement.

                 9.7 EXCLUDED PROPERTIES LEASES. Dominick's shall have delivered to Sellers counterparts of each of the Excluded Properties Leases, duly executed by an authorized officer of Dominick's.

                 9.8 STOCK REDEMPTION. The Stock Redemption shall have been consummated in accordance with Section 5.10 and all further rights of Dominick's Group employees with respect thereto shall have been released and discharged.

                 9.9 HSR ACT. The waiting periods under the HSR Act applicable to the consummation of the Stock Purchase Transaction and other transactions contemplated hereby, and any extensions thereof, shall have expired or been terminated in accordance with the provisions thereof without action by the Justice Department or the Federal Trade Commission to prevent or condition consummation of this Agreement, including, without limitation, any condition that requires Purchaser to sell or dispose of any assets of Sellers, the Dominick's Group or any of their Affiliates or to hold separate, pending such sale or disposition, any particular assets or categories of assets, businesses or voting securities of any of the foregoing or the voting securities of any of their subsidiaries, or which prohibits or restricts the ownership or operation by Sellers or any of its Affiliates of any portion of its business or assets.

                 9.10 REGULATION CONSENTS, AUTHORIZATIONS, ETC. All consents, authorizations, order and approvals of, and filings and registrations with, any governmental commission, board or other regulatory body which are required for or in connection with the execution and delivery of this Agreement, and the consummation by the Shareholders of the Transactions, shall have been obtained or made, if the failure to make such filing or registration or to obtain such consent, authorization, order or approval would have a material adverse effect on Sellers or DDI or DPI, or on their respective abilities to conduct, after the Closing Date, their businesses.

                 9.11 INJUNCTIONS. At the Closing Date there shall be no judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality outstanding against any party hereto which prohibits, restricts or delays consummation of the Stock Purchase Transaction or any of the conditions to the consummation of the Stock Purchase Transaction.

                 9.12 FURTHER ASSURANCES. Purchaser shall deliver to Sellers such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.


                                   ARTICLE X

                                  TERMINATION

                 10.1 TERMINATION RIGHTS. This Agreement may be terminated and abandoned, without limiting or waiving any other rights and remedies any party may have at law or in equity, at any time prior to the Closing under the following circumstances:

                 (a)      By Sellers or Purchaser in accordance with Sections
         5.4 or 5.9, as applicable;

                 (b) By Shareholders or Purchaser, if (i) the conditions to their respective obligations hereunder are not capable of satisfaction or (ii) the transactions contemplated hereby shall not have been consummated on or before April 30, 1995 but, in either case, only if the failure of such condition or the failure to so consummate the Agreement on or before such date did not result from the breach by the party seeking termination (or any of its Affiliates) of any representation or warranty made by it herein or the failure by the party seeking termination (or any of its Affiliates) to fulfill any covenant provided for herein that is required to be fulfilled by such person (or its Affiliates) prior to Closing;

                 (c) By Purchaser, if the Shareholders are in material breach of their obligations under this Agreement, or by the Shareholders if the Purchaser is in material breach of its obligations under this Agreement; provided that no party shall be entitled to terminate this Agreement by reason of this clause (c) if it or any of its Affiliates is in material breach of its obligations under this Agreement; or

                 (d) By Sellers, if within 21 calendar days after the date hereof (or if such date is not a business day, on the next business day), Purchaser has failed to deliver to Sellers written confirmation that each of the Financing Sources has waived its right under such Commitment Letter to withdraw its commitment (or to materially adversely modify such commitment) as a result of any matters disclosed or discovered in its due diligence review of the Dominick's Group completed through such date.

                 10.2 EFFECT OF TERMINATION. In the event this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 6.2, 14.11, 14.15 and 14.16, and except that nothing in this Section 10.2 shall relieve any party hereto of any liability for the breach of this Agreement.
The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.


                                   ARTICLE XI

                          SURVIVAL AND INDEMNIFICATION

                 11.1 SURVIVAL. Each warranty contained in this Agreement shall survive the Closing until and shall expire on the first anniversary of the Closing Date, without regard to any investigation made by any party hereto, except that (a) the warranties in Sections 3.1, 3.16 and 4.1 shall expire on the third anniversary of the Closing Date; (b) the warranties in Sections 3.3,
3.4 and 4.3 shall continue without expiration; (c) the warranties in Section
3.20 shall expire thirty (30) days after the expiration of the Tax Survival Period; and (d) the warranties in Section 3.23 shall expire thirty (30) days after the expiration of the applicable statute of limitations. Notwithstanding the preceding sentence, with respect to any claim asserted by a party for a breach of any warranty of the other party if, and only if, the claim is asserted by timely written notice given in the manner and with the specificity required under Section 11.3, then the warranty with respect to which the claim is asserted shall survive beyond the date determined by the preceding sentence, but such survival shall extend only with respect to such claim and the specific grounds and dollar amount asserted with respect thereto in such notice. All covenants contained in this Agreement shall survive until performed.

                 11.2 INDEMNIFICATION BY SHAREHOLDERS. Effective from and after the Closing, the Shareholders shall jointly and severally indemnify, hold harmless, and by virtue hereof, release the Purchaser and any of its direct or indirect subsidiaries and each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "PURCHASER INDEMNIFIED PARTIES"), from and against any and all Covered Liabilities arising from (a) any Excluded Liabilities, (b) any breach or violation of any representation or warranty of the Shareholders contained herein, or (c) the imposition of any and all Taxes for which any Shareholder is or may be liable as set forth in the Tax Matters Agreement; provided, however, that (i) there shall be excluded from the indemnity obligations described in the preceding clauses (a) through (c) any Covered Liabilities which Purchaser has expressly agreed to assume or with respect to which Purchaser has agreed to indemnify the Shareholders or any Seller Indemnified Party pursuant to the provisions of this Agreement or which any of Holdings, Purchaser or a member of the Dominick's Group or any of their Affiliates has expressly agreed to assume or retain under the Tax Matters Agreement or the Asset Transfer Agreement; and (ii) the Shareholders shall not be obligated to make any indemnification payments under this Article XI or under any other provision of this Agreement for the amount of any Covered Liability which any of the Sellers, DDLLC and/or their Affiliates have previously paid to any of Holdings, Purchaser or a member of the Dominick's Group or any of their Affiliates under the Tax Matters Agreement or the Asset Transfer Agreement.

                 11.3 INDEMNIFICATION BY PURCHASER. Effective from and after the Closing, the Purchaser and Holdings shall jointly and severally indemnify, hold harmless, and by virtue hereof, release the Shareholders and each of their respective members, managers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "SELLER INDEMNIFIED PARTIES"), from and against any and all Covered Liabilities arising out of or in connection with or from (a) any breach or violation of any representation or warranty of Purchaser or Holdings contained herein, (b) any of the businesses, assets, operations or activities of the Dominick's Group subsequent to the Closing Date other than the Excluded Liabilities, or as otherwise expressly provided in this Agreement or the Other Transaction Documents, or (c) the imposition of any and all Taxes for which Purchaser, Holdings or any member of the Dominick's Group is or may be liable as set forth in the Tax Matters Agreement.

                 11.4 INDEMNIFICATION PROCEDURES. If a claim by a third party is made against a Purchaser Indemnified Party or a Seller Indemnified Party (an "INDEMNIFIED PARTY"), and if such Indemnified Party intends to seek indemnity with respect to under Section 11.2 or 11.3, such Indemnified Party shall promptly give the indemnifying party (the "INDEMNIFYING PARTY") written notice of the nature and amount of such claim. As part of such notice, the Indemnified Party shall furnish the Indemnifying Party with copies of any pleadings or correspondence relating thereto that either have been served upon or delivered to the Indemnified Party or are otherwise in the Indemnified Party's possession. The Indemnified Party's failure to promptly notify the Indemnifying Party shall not release the Indemnifying Party, in whole or in part, from its obligations to indemnify under this Article XI except to the extent that the Indemnified Party's failure to so notify prejudices the Indemnifying Party's ability to defend against such claim. At such time as the Indemnifying Party acknowledges its liability (vis a vis the Indemnified Party) under this Article XI with respect to such claim, then the Indemnifying Party shall have the sole and exclusive right to defend against, settle or compromise such claim; provided, that the Indemnifying Party shall proceed in good faith with respect thereto; and provided further that the Indemnifying Party shall not settle such claim for other than monetary consideration (unless the terms of any such settlement do not constrain or otherwise affect the Indemnified Party) without the consent of the Indemnified Party, which consent shall not be unreasonably withheld; and provided further that if such claim is reasonably likely to have a material adverse effect on the ongoing business or operations of the Indemnified Party, the Indemnified Party may participate in the defense of such claim at its own expense. If the Indemnifying Party does not acknowledge to the Indemnified Party its liability (vis a vis the Indemnified Party) hereunder prior to the earlier of (i) 15 days after the receipt of such Indemnified Party's notice of a claim of indemnity hereunder, (ii) five days prior to the deadline for filing any pleading in connection therewith, or otherwise informs the Indemnified Party that it intends to proceed under a reservation of its rights hereunder, the Indemnified Party shall have the right to contest, settle or compromise the claim, but shall not thereby waive any right to indemnity therefor pursuant to this Agreement and the Indemnifying Party shall cooperate with the Indemnified Party in connection with defending against such claim; provided that the Indemnifying Party shall have the right to participate, at its own expense, in any such defense; and provided further, however, that the Indemnified Party shall notify the Indemnifying Party of the terms of any proposed settlement or compromise of any such claim prior to agreeing to the same and afford the Indemnifying Party the opportunity to participate in the settlement or assume the sole defense of such claims as provided in the fourth sentence of this Section 11.4. The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such claim to the Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment.

                 11.5 NO RIGHT OF CONTRIBUTION. After the Closing, no member of the Dominick's Group shall have any liability to indemnify the Shareholders on account of the breach of any representation or warranty or the nonfulfillment of any covenant or agreement of the Shareholders; and the Shareholders shall have no right of contribution against any member of the Dominick's Group. In addition to any other remedy which may be available at law or in equity, the Purchaser shall be entitled to specific performance and injunctive relief without posting bond or other security.

                 11.6 NATURE OF PAYMENTS. Amounts paid for indemnification under this Agreement shall be adjustments to the purchase price for the Shares.

                 11.7 LIMITATIONS ON INDEMNIFICATION OBLIGATIONS. The indemnification obligations under this Article XI (other than those referred to in Sections 11.2(a), 11.2(c) and 11.3(c) shall not apply to any Covered Liability being indemnified hereunder until the aggregate of all such Covered Liabilities incurred by any Indemnified Party shall exceed $10,000,000. However, in the event that the Covered Liabilities incurred by any Indemnified Party do exceed $10,000,000, such Indemnified Party shall be entitled to recover the full amount of the all Covered Liabilities it has incurred (including those Covered Liabilities below $10,000,000) in excess of $5,000,000 from the Indemnifying Party. In no event shall such indemnification obligations of the Shareholders (other than those referred to in clauses (a) and (c) of Section 11.2) exceed, in the aggregate, $75,000,000.

                 11.8 PAYMENT OF INDEMNIFICATION OBLIGATIONS AND RIGHT OF OFFSET. To the extent that any party incurs any expense or makes any payment for which such party would be entitled to indemnification under this Article XI, or otherwise has any claim for damages liquidated in amount for which such party would be entitled to indemnification under this Article XI, in addition to any other actions or remedies it may have in law or in equity, if the Indemnifying Party does not pay the full amount of such indemnification obligation to the Indemnified Party in immediately available funds within 15 days following written demand therefor by the Indemnifying Party, the Indemnified Party may exercise a right of offset against any cash amounts then payable or owing to the Indemnifying Party. Notwithstanding the foregoing, a Purchaser Indemnified Party may only exercise such offset right against any Shareholder Lease, if, and only so long as, (a) the Liquid Net Worth of Dodi (as defined under Section 12.2 hereof) is less than $25 million, or (b) such Purchaser Indemnified Party's claim for indemnification under this Article XI is a liquidated claim against DDLLC which has not been fully paid or satisfied (and then only to the extent of such unpaid liquidated claim); provided, however, that in either such event no offset may be made against any cash payments payable or owing by any Purchaser Indemnified Party under (y) the Shareholder Lease for Store No. 62 (Northfield), or (z) any Shareholder Lease for Shareholder Property from and after the date on which
(i) the fee simple interest in such Shareholder Property is transferred in a bona fide transaction to a party which is not an Affiliate of any Shareholder, or (ii) the mortgage debt encumbering the fee simple interest in such Shareholder Property as of the Closing Date is refinanced, or (iii) the unencumbered interest in the fee simple interest in such Shareholder Property is encumbered with mortgage financing; and provided further, that the limitations set forth in the immediately preceding clause (z) shall only apply so long as, and to the extent that, the aggregate amount of all annual rental payments due from Purchaser and/or its Affiliates (including the members of Dominick's Group) under all Shareholder Leases (other than the those for Store No. 62 and for Shareholder Property which has been transferred in bona fide transactions to parties unrelated to the Shareholders or their Affiliates) equals or exceeds $5 million. Further notwithstanding the foregoing: (a) Purchaser shall not be entitled to any right of offset against any Shareholder Lease at any time after the later of the dates specified in clauses (a) and (b) of the second sentence of Section 12.2; and (b) Purchaser shall not be entitled to any right of offset against any payments due with respect to the Holdings Preferred Stock after such time as such Holdings Preferred Stock shall have been transferred in a bona fide transaction to a party which is not an Affiliate of any Shareholder.


                                  ARTICLE XII

                   SHAREHOLDERS' RESPONSIBILITY; POST CLOSING
                         DISTRIBUTIONS BY SHAREHOLDERS

                 12.1 JOINT AND SEVERAL. The obligations of Shareholders under this Agreement shall be joint and several.

                 12.2 NET WORTH COVENANT. Dodi warrants that upon consummation of the Stock Purchase Transaction its aggregate net worth ("AGGREGATE NET WORTH") and Liquid Net Worth (as defined below), both determined in accordance with generally accepted accounting principles, shall exceed $75 million and $25 million, respectively. Until the later of (a) the third anniversary of the Closing Date, or (b) in the event any claim by Purchaser for indemnification under Article XI remains unresolved and outstanding on such third anniversary, the date on which such claim or claims are satisfied, resolved, withdrawn or otherwise settled or discharged, Dodi shall not make any distribution of its assets to or on behalf of its members that would cause its Aggregate Net Worth to be less than $75 million or its Liquid Net Worth to be less than $25 million. As used herein the term "LIQUID NET WORTH" shall mean that portion of the assets comprising Dodi's Aggregate Net Worth which consists of cash, cash equivalents and/or marketable securities.

                 12.3     DISTRIBUTIONS.  Notwithstanding the provisions of
Section 12.2 above, from and after the end of the 18th month following the Closing Date, Dodi may make distributions to its members which reduce its Aggregate Net Worth below $75 million if (i) Dodi notifies

Purchaser in writing of the proposed distribution and the amount thereof at least sixty (60) days prior to such distribution (the "DISTRIBUTION NOTICE"), and (ii) each member in respect of whom such distribution is proposed to be made enters into a written agreement with Purchaser prior to such distribution agreeing to be personally liable for any indemnification payments subsequently determined to be due Purchaser under Article XI hereof up to an amount equal to the net value of the proposed distribution to such member (the "DISTRIBUTION VALUE"), and to maintain a net worth at least equal to such Distribution Value until the later to occur of the events specified in clauses (a) and (b) of the second sentence of this Section 12.2, as determined as follows:

                 (a) CASH. The Distribution Value of cash or cash equivalents shall be the total amount of such cash or cash equivalents.

                 (b) PROPERTY. The Distribution Value of property other than cash or cash equivalents ("DISTRIBUTION PROPERTY") shall be the "fair market value" of the Distribution Property determined as follows.

                          (i) The fair market value of Distribution Property shall be the amount agreed to by the Purchaser and the member to whom or in respect of whom the subject distribution is proposed to be made within five (5) days after Purchaser's receipt of the Distribution Notice.

                          (ii) If the Purchaser and such member cannot agree on the fair market value of the Distribution Property within such 5-day period, then the fair market value shall be determined by appraisal of three independent appraisers, selected within ten (10) days after the end of the aforesaid 5-day period, one selected by Dodi, one selected by Purchaser and the third selected by the two appraisers so selected. The appraisers shall be directed to determine the fair market value of the Distribution Property by mutual agreement within ten (10) days after their selection. For purposes hereof, the appraisers shall be deemed to "agree" if the individual determinations of at least two of the appraisers do not vary from each other by more than five percent (5%) of the lower or lowest of such determinations, in which event the fair market value of the Distribution Property shall be the average of the individual determinations of those two or three appraisers.

                          (iii) If the appraisers do not agree and are not deemed to "agree" on the fair market value of the Distribution Property, such fair market value shall be the average of the determinations by the three appraisers. The determination of the appraisers shall be final and binding on the parties. The fees of the first two appraisers shall be paid by the appointing party or parties and the fees of the third appraiser shall be divided equally between the Purchaser and Dodi.

Notwithstanding the foregoing provisions, however, Dodi shall maintain a Net Worth of at least $35 million until the later of (a) December 31, 1999, or (b) in the event any claim by Purchaser for indemnification under Article XI for a breach of the warranties in Section 3.20 remains unresolved, and outstanding as of December 31, 1999, the date on which such claims are satisfied, resolved, withdrawn, or otherwise settled or discharged. Dodi agrees to deliver to Purchaser an annual certificate or other confirmation of its independent auditors, and, from time to time at the request of Purchaser, but not more frequently than once each calendar quarter, a certificate of a manager or other authorized agent or employees of Dodi, confirming its compliance with the Aggregate Net Worth and Liquid Net Worth requirements as set forth herein. Purchaser shall be entitled to the remedy of specific performance with respect to the obligations of Dodi under this Article XII.


                                  ARTICLE XIII

                             POST CLOSING COVENANTS

                 13.1 TAX MATTERS AGREEMENT. On the Closing Date concurrently with the Closing, Holdings and Purchaser shall, and shall cause Purchaser Sub and the members of the Dominick's Group to, execute and deliver the Tax Matters Agreement, and Shareholders shall, and shall cause DDI and DPI to, execute and deliver the Tax Matters Agreement.

                 13.2 COMPANY NAME CHANGE. Sellers shall retain the rights to use the name "Dodi" and, to effect the foregoing, promptly after the Closing, the Purchaser shall cause the Company to change its name to a name that does not include, or is not confusingly similar to, the word "Dodi". Notwithstanding the foregoing, Dodi Hazelcrest, Inc. may retain and use the name "Dodi Hazelcrest, Inc." for all commercial purposes for which such name is currently used. Upon or before the cessation of such purposes, Purchaser shall cause Dodi Hazelcrest, Inc. to take all actions as are necessary to change the name of "Dodi Hazelcrest, Inc." to a name which does not include the word "Dodi".

                 13.3 COVENANT NOT TO COMPETE. Sellers acknowledge and agree that the business of the Dominick's Group is conducted primarily in the State of Illinois and that its reputation and goodwill are an integral part of its business success throughout the areas where it conducts its business. If Sellers deprive Purchaser of any of Dominick's goodwill or in any manner utilize its reputation and goodwill in competition with Dominick's, Purchaser will be deprived of the benefits it has bargained for pursuant to this Agreement. Although the parties hereto place no monetary value upon this covenant not to compete, this covenant is necessary to transfer the business and goodwill of Dominick's to Purchaser effectively. Accordingly, as an inducement for Purchaser to enter into this Agreement, Sellers agree that for a period of five years after the Closing, Sellers shall not, and shall not permit any of their Affiliates, without Purchaser's prior written consent, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any profit or non-profit business or organization in the six-county area surrounding the City of Chicago or otherwise within five miles of any store operated by Dominick's and its Subsidiaries, which, directly or indirectly, competes with the business of Dominick's. Sellers agree to maintain in confidence, and not to disclose to any third party, any ideas, methods, developments, inventions, improvements and business plans and information which are the confidential information of Dominick's. In the event the agreement in this Section 13.3 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

                 Sellers acknowledge that a breach of the covenants contained in this Section 13.3 will cause irreparable damage to Purchaser and the Company, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Sellers agree that if Sellers breach the covenant contained in this Section 13.3, in addition to any other remedy which may be available at law or in equity, Purchaser or Dominick's shall be entitled to specific performance and injunctive relief, without posting bond or other security. Sellers shall cause James S. DiMatteo to agree to be bound by the provisions of this Section 13.3 on or prior to the Closing Date.


                                  ARTICLE XIV

                                 MISCELLANEOUS

                 14.1 ENTIRE AGREEMENT. This Agreement sets forth the entire understanding and supersedes all prior and contemporaneous oral or written agreements among the parties hereto relating to the subject matter contained herein, and merges all prior and contemporaneous discussions among them. No party hereto shall be bound by any definition, condition, warranty, covenant or provision other than as expressly stated in this Agreement or as hereafter set forth in a written instrument executed by such party or by a duly authorized representative of such party.

                 14.2 SEVERABILITY. The parties hereto expressly agree that it is not the intention of any party hereto to violate any public policy, statutory or common laws rules, regulations, treaties or decisions of any government or agency thereof. If any provision of this Agreement is judicially or administratively interpreted or construed as being in violation of any such provision as applied to any fact or circumstance, such articles, sections, sentences, words, clauses or combinations thereof shall be modified to the minimum extent necessary to render it valid, and it shall not affect any other provision of this Agreement or the same provisions applied to any other fact or circumstance, and the remainder of this Agreement shall remain binding upon the parties hereto.

                 14.3 NOTICES. Any and all notices and other communications necessary or desirable to be served hereunder shall be either
(a) personally delivered, or (b) sent by either (i) telecopy, (ii) prepaid same-day or overnight delivery service, proof of delivery requested, or (iii) United States certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

                 (a)      If to Shareholders:

                          c/o James S. DiMatteo
                          450 E. Devon
                          Itasca, Illinois 60143
                          Telecopier No.:  (708) 773-0171

                          With a copy to:

                          Jenner & Block
                          One IBM Plaza
                          Chicago, Illinois 60611
                          Attention:  Bruce G. Wilson, Esq.
                          Telecopier No.  (312) 527-0484

                 (b)      If to Purchaser or Holdings:

                          c/o The Yucaipa Companies
                          10000 Santa Monica Boulevard, Fifth Floor
                          Los Angeles, California 90067
                          Attention:  Mark A. Resnik, Esq.
                          Telecopier No.:  (310) 789-7201

                          With a copy to:

                          Latham & Watkins
                          633 West Fifth Street, Suite 4000
                          Los Angeles, California 90071
                          Attention:  Thomas C. Sadler, Esq
                          Telecopier No.:  (213) 891-8763

or to such other address, addresses or telecopier number as either party hereto may designate or itself from time to time in a written notice served upon the other party hereto in accordance herewith. Any notice sent as hereinabove provided shall be deemed delivered upon receipt or refusal of delivery, except in the case of certified or registered United States mail which shall be deemed delivered on the third (3rd) business day next following the postmark date which it bears.

                 14.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute one and the same agreement.

                 14.5 GOVERNING LAW AND VENUE. The validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of Illinois without regard to its conflict of laws rules. Any action brought in connection with this Agreement shall be brought before a court of competent jurisdiction in Cook County, Illinois.





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
                 14.6 SUCCESSORS AND ASSIGNS. Neither this Agreement, nor any of the rights, duties ar obligations hereunder, may be assigned by operation of law or otherwise by the parties hereto without the prior written consent of all other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

                 14.7 FURTHER ASSURANCES. At any time on or after the Closing, the parties hereto shall each perform such acts, execute and deliver such instruments, assignments, endorsements and other documents and do all such other things consistent with the terms of this Agreement as may be reasonably necessary to accomplish the transactions contemplated by this Agreement or otherwise to carry out the purpose of this Agreement.

                 14.8 GENDER, NUMBER AND HEADINGS. The masculine, feminine or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires. The headings in this Agreement are inserted for convenience or reference only and are not a part of this Agreement.

                 14.9 SCHEDULES. The Schedules referred to herein and attached hereto are incorporated herein by such references as if fully set forth in the text hereof.

                 14.10 WAIVER OF PROVISIONS. The terms, covenants, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time to require performance of any provision hereof shall in no manner, affect the right at a later date to enforce the same. No waiver by any party of any condition, or breach of any provision, term, covenant or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant or warranty of this Agreement.

                 14.11 EXPENSES. The Company may pay, or may cause Dominick's to pay the reasonable legal, accounting and other expenses incurred in connection with the transactions contemplated by this Agreement. Except as otherwise expressly provided herein, each party shall bear its own expenses incident to this Agreement and the transactions contemplated by this Agreement, including without limitation, all fees of counsel, accountants and consultants.

                 14.12 RECITALS. The recitals set forth above on the initial page of this Agreement are incorporated herein by this reference, and this Agreement shall be construed in light thereof.

                 14.13 KNOWLEDGE OF SELLERS. Except as otherwise expressly set forth herein, for purposes of this Agreement the knowledge of Sellers or the Shareholders shall mean only the actual (and not imputed) knowledge of (a) members and managers of the Shareholders, and (b) any director or executive officer of either the Company, Dominick's or any Subsidiary, following reasonable inquiry. As used in this Agreement with respect to the knowledge of the Shareholders or Sellers, the phrase "without inquiry of third parties" shall mean that no inquiry is required to have been made of persons who are not employees of the Dominick's Group.





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
                 14.14 NO THIRD PARTY BENEFICIARIES. This Agreement is made solely for the benefit of the parties hereto and shall not give rise to any rights of any kind to third parties except as expressly provided herein.

                 14.15 BROKER FEES. Except for the fees and expenses of Goldman Sachs & Co. payable by Dominick's pursuant to the Goldman Letter Agreement, each of the Sellers on the one hand, and Purchaser on the other hand, hereby agrees to be solely responsible for and to indemnify and hold the other harmless against and in respect of, any obligation or liability, contingent or otherwise, for brokerage or finder's fees or agents commissions or other like payment in connection with this Agreement or the transactions contemplated hereby which are based in any way on agreements, arrangements or understandings made or claimed to have been made by such party with any third party.

                 14.16 PUBLIC ANNOUNCEMENTS. Holdings, Purchaser and the Shareholders shall not, and shall cause their Affiliates not to, make, issue or release any public announcement, press release, statement or acknowledgement of the existence of, or reveal publicly the terms or conditions and/or status of the transactions provided for herein, without the prior consent of the ether party as to the content and time of release of and the media in which such statement or announcement is to be made. Each party hereto agrees that it will not unreasonably withhold Dr delay any such consent.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.


                                          DFF HOLDINGS, INC.


                                          By   /s/ Ronald W. Burkle
                                               ------------------------------
                                               Its Chief Executive Officer


                                          DFF ACQUISITION SUB, INC.


                                          By   /s/ Ronald W. Burkle
                                               ------------------------------
                                               Its Chief Executive Officer


                                          DODI L.L.C.


                                          By   /s/ James S. DiMatteo
                                               ------------------------------
                                               James S. DiMatteo, Manager

                                          DODI FAMILY L.L.C.


                                          By   /s/ James S. DiMatteo
                                               ------------------------------
                                               James S. DiMatteo, Manager


                                          DODI DEVELOPMENTS, L.L.C.


                                          By   /s/ James S. DiMatteo
                                               ------------------------------
                                               James S. DiMatteo, Manager




                                       53